Exhibit 99.1

ITEM 8 – Financial Statements and Supplementary Data
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Shareholders
Tennant Company:

We have audited the accompanying consolidated balance sheets of Tennant Company and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of earnings, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three‑year period ended December 31, 2016. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule as included in Item 15.A.2. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedules based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Tennant Company and subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the years in the three‑year period ended December 31, 2016, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Tennant Company’s internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 1, 2017 expressed an adverse opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ KPMG LLP
Minneapolis, Minnesota
March 1, 2017, except for Note 23, as to which the date is January 8, 2018

Consolidated Statements of Earnings
TENNANT COMPANY AND SUBSIDIARIES
(In thousands, except shares and per share data)

Years ended December 31	2016	2015	2014
Net Sales	$808,572	$811,799	$821,983
Cost of Sales	456,977	462,739	469,556
Gross Profit	351,595	349,060	352,427
Operating Expense:
Research and Development Expense	34,738	32,415	29,432
Selling and Administrative Expense	248,210	252,270	250,898
Impairment of Long-Lived Assets	—	11,199	—
Loss on Sale of Business	149	—	—
Total Operating Expense	283,097	295,884	280,330
Profit from Operations	68,498	53,176	72,097
Other Income (Expense):
Interest Income	330	172	302
Interest Expense	(1,279)	(1,313)	(1,722)
Net Foreign Currency Transaction Losses	(392)	(954)	(690)
Other Expense, Net	(666)	(657)	(449)
Total Other Expense, Net	(2,007)	(2,752)	(2,559)
Profit Before Income Taxes	66,491	50,424	69,538
Income Tax Expense	19,877	18,336	18,887
Net Earnings	$46,614	$32,088	$50,651

Net Earnings per Share:
Basic	$2.66	$1.78	$2.78
Diluted	$2.59	$1.74	$2.70

Weighted Average Shares Outstanding:
Basic	17,523,267	18,015,151	18,217,384
Diluted	17,976,183	18,493,447	18,740,858

Cash Dividends Declared per Common Share	$0.81	$0.80	$0.78
See accompanying Notes to Consolidated Financial Statements.
Consolidated Statements of Comprehensive Income
TENNANT COMPANY AND SUBSIDIARIES
(In thousands)

Years ended December 31	2016	2015	2014
Net Earnings	$46,614	$32,088	$50,651
Other Comprehensive Income (Loss):
Foreign currency translation adjustments	109	(12,520)	(10,112)
Pension and retiree medical benefits	(2,248)	4,121	(5,382)
Cash flow hedge	(305)	164	—
Income Taxes:
Foreign currency translation adjustments	32	25	13
Pension and retiree medical benefits	504	(1,265)	1,859
Cash flow hedge	114	(61)	—
Total Other Comprehensive Loss, net of tax	(1,794)	(9,536)	(13,622)
Comprehensive Income	$44,820	$22,552	$37,029
See accompanying Notes to Consolidated Financial Statements.

Consolidated Balance Sheets
TENNANT COMPANY AND SUBSIDIARIES
(In thousands, except shares and per share data)

December 31	2016	2015
ASSETS
Current Assets:
Cash and Cash Equivalents	$58,033	$51,300
Restricted Cash	517	640
Receivables:
Trade, less Allowances of $3,108 and $3,615, respectively	145,299	136,344
Other	3,835	4,101
Net Receivables	149,134	140,445
Inventories	78,622	77,292
Prepaid Expenses	9,204	14,656
Other Current Assets	2,412	2,485
Assets Held for Sale	—	6,826
Total Current Assets	297,922	293,644
Property, Plant and Equipment	298,500	276,811
Accumulated Depreciation	(186,403)	(181,853)
Property, Plant and Equipment, Net	112,097	94,958
Deferred Income Taxes	13,439	12,051
Goodwill	21,065	16,803
Intangible Assets, Net	6,460	3,195
Other Assets	19,054	11,644
Total Assets	$470,037	$432,295
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Current Portion of Long-Term Debt	$3,459	$3,459
Accounts Payable	47,408	50,350
Employee Compensation and Benefits	35,997	34,528
Income Taxes Payable	2,348	1,398
Other Current Liabilities	43,617	43,027
Liabilities Held for Sale	—	454
Total Current Liabilities	132,829	133,216
Long-Term Liabilities:
Long-Term Debt	32,735	21,194
Employee-Related Benefits	21,134	21,508
Deferred Income Taxes	171	5
Other Liabilities	4,625	4,165
Total Long-Term Liabilities	58,665	46,872
Total Liabilities	191,494	180,088
Commitments and Contingencies (Note 15)
Shareholders' Equity:
Preferred Stock of $0.02 par value per share, 1,000,000 shares authorized; no shares issued or outstanding	—	—
Common Stock, $0.375 par value per share, 60,000,000 shares authorized; 17,688,350 and 17,744,381 issued and outstanding, respectively	6,633	6,654
Additional Paid-In Capital	3,653	—
Retained Earnings	318,180	293,682
Accumulated Other Comprehensive Loss	(49,923)	(48,129)
Total Shareholders’ Equity	278,543	252,207
Total Liabilities and Shareholders’ Equity	$470,037	$432,295
See accompanying Notes to Consolidated Financial Statements.

Consolidated Statements of Cash Flows
TENNANT COMPANY AND SUBSIDIARIES
(In thousands)

Years ended December 31	2016	2015	2014
OPERATING ACTIVITIES
Net Earnings	$46,614	$32,088	$50,651
Adjustments to Reconcile Net Earnings to Net Cash Provided by Operating Activities:
Depreciation	17,891	16,550	17,694
Amortization	409	1,481	2,369
Impairment of Long-Lived Assets	—	11,199	—
Deferred Income Taxes	(1,172)	(1,129)	129
Share-Based Compensation Expense	3,875	8,222	7,314
Allowance for Doubtful Accounts and Returns	468	1,089	1,504
Loss on Sale of Business	149	—	—
Other, Net	(345)	(100)	24
Changes in Operating Assets and Liabilities:
Receivables, Net	(9,278)	4,547	(18,811)
Inventories	23	(10,190)	(21,155)
Accounts Payable	(3,904)	(10,455)	10,192
Employee Compensation and Benefits	124	716	1,927
Other Current Liabilities	(185)	(402)	2,782
Income Taxes	5,427	(4,283)	3,466
Other Assets and Liabilities	(2,218)	(4,101)	1,276
Net Cash Provided by Operating Activities	57,878	45,232	59,362
INVESTING ACTIVITIES
Purchases of Property, Plant and Equipment	(26,526)	(24,780)	(19,583)
Proceeds from Disposals of Property, Plant and Equipment	615	336	291
Acquisition of Businesses, Net of Cash Acquired	(12,933)	—	—
Issuance of Long-Term Note Receivable	(2,000)	—	—
Proceeds from Sale of Business	285	1,185	1,416
Decrease (Increase) in Restricted Cash	116	(322)	6
Net Cash Used for Investing Activities	(40,443)	(23,581)	(17,870)
FINANCING ACTIVITIES
Payments of Short-Term Debt	—	—	(1,500)
Payments of Long-Term Debt	(3,460)	(3,445)	(2,016)
Issuance of Long-Term Debt	15,000	—	—
Purchases of Common Stock	(12,762)	(45,998)	(14,097)
Proceeds from Issuances of Common Stock	5,271	1,677	2,269
Excess Tax Benefit on Stock Plans	686	859	1,793
Dividends Paid	(14,293)	(14,498)	(14,487)
Net Cash Used for Financing Activities	(9,558)	(61,405)	(28,038)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(1,144)	(1,908)	(1,476)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	6,733	(41,662)	11,978
Cash and Cash Equivalents at Beginning of Year	51,300	92,962	80,984
CASH AND CASH EQUIVALENTS AT END OF YEAR	$58,033	$51,300	$92,962
SUPPLEMENTAL CASH FLOW INFORMATION
Cash Paid During the Year for:
Income Taxes	$14,172	$23,421	$11,342
Interest	$1,135	$1,167	$1,470
Supplemental Non-Cash Investing and Financing Activities:
Long-Term Note Receivable from Sale of Business	$5,489	$—	$—
Capital Expenditures in Accounts Payable	$2,045	$1,830	$1,197
See accompanying Notes to Consolidated Financial Statements.

Consolidated Statements of Shareholders’ Equity
TENNANT COMPANY AND SUBSIDIARIES
(In thousands, except shares and per share data)

	Common Shares	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total Shareholders' Equity
Balance, December 31, 2013	18,491,524	$6,934	$31,956	$249,927	$(24,971)	$263,846
Net Earnings	—	—	—	50,651	—	50,651
Other Comprehensive Loss	—	—	—	—	(13,622)	(13,622)
Issue Stock for Directors, Employee Benefit and Stock Plans, net of related tax withholdings of 46,152 shares	148,557	56	(804)	—	—	(748)
Share-Based Compensation	—	—	7,314	—	—	7,314
Dividends paid $0.78 per Common Share	—	—	—	(14,487)	—	(14,487)
Tax Benefit on Stock Plans	—	—	1,793	—	—	1,793
Purchases of Common Stock	(225,034)	(84)	(14,012)	—	—	(14,096)
Balance, December 31, 2014	18,415,047	$6,906	$26,247	$286,091	$(38,593)	$280,651
Net Earnings	—	—	—	32,088	—	32,088
Other Comprehensive Loss	—	—	—	—	(9,536)	(9,536)
Issue Stock for Directors, Employee Benefit and Stock Plans, net of related tax withholdings of 23,160 shares	93,380	35	384	—	—	419
Share-Based Compensation	—	—	8,222	—	—	8,222
Dividends paid $0.80 per Common Share	—	—	—	(14,498)	—	(14,498)
Tax Benefit on Stock Plans	—	—	859	—	—	859
Purchases of Common Stock	(764,046)	(287)	(35,712)	(9,999)	—	(45,998)
Balance, December 31, 2015	17,744,381	$6,654	$—	$293,682	$(48,129)	$252,207
Net Earnings	—	—	—	46,614	—	46,614
Other Comprehensive Loss	—	—	—	—	(1,794)	(1,794)
Issue Stock for Directors, Employee Benefit and Stock Plans, net of related tax withholdings of 23,113 shares	190,443	71	3,939	—	—	4,010
Share-Based Compensation	—	—	3,875	—	—	3,875
Dividends paid $0.81 per Common Share	—	—	—	(14,293)	—	(14,293)
Tax Benefit on Stock Plans	—	—	686	—	—	686
Purchases of Common Stock	(246,474)	(92)	(4,847)	(7,823)	—	(12,762)
Balance, December 31, 2016	17,688,350	$6,633	$3,653	$318,180	$(49,923)	$278,543
See accompanying Notes to Consolidated Financial Statements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except shares and per share data)

1.	Summary of Significant Accounting Policies
Nature of Operations – Our primary business is in designing, manufacturing and marketing solutions that empower customers to achieve quality cleaning performance, significantly reduce environmental impact and help create a cleaner, safer, healthier world. Tennant is committed to creating and commercializing breakthrough, sustainable cleaning innovations to enhance its broad suite of products, including: floor maintenance and outdoor cleaning equipment, detergent-free and other sustainable cleaning technologies, aftermarket parts and consumables, equipment maintenance and repair service, specialty surface coatings and asset management solutions. Tennant products are used in many types of environments including: Retail establishments, distribution centers, factories and warehouses, public venues such as arenas and stadiums, office buildings, schools and universities, hospitals and clinics, parking lots and streets, and more. Customers include contract cleaners to whom organizations outsource facilities maintenance, as well as businesses that perform facilities maintenance themselves. The Company reaches these customers through the industry's largest direct sales and service organization and through a strong and well-supported network of authorized distributors worldwide.
Consolidation – The Consolidated Financial Statements include the accounts of Tennant Company and its subsidiaries. All intercompany transactions and balances have been eliminated. In these Notes to the Consolidated Financial Statements, Tennant Company is referred to as “Tennant,” “we,” “us,” or “our.”
Translation of Non-U.S. Currency – Foreign currency-denominated assets and liabilities have been translated to U.S. dollars at year-end exchange rates, while income and expense items are translated at average exchange rates prevailing during the year. Gains or losses resulting from translation are included as a separate component of Accumulated Other Comprehensive Loss. The balance of cumulative foreign currency translation adjustments recorded within Accumulated Other Comprehensive Loss as of December 31, 2016, 2015 and 2014 was a net loss of $44,444, $44,585 and $32,090, respectively. The majority of translation adjustments are not adjusted for income taxes as substantially all translation adjustments relate to permanent investments in non-U.S. subsidiaries. Net Foreign Currency Transaction Losses are included in Other Income (Expense).
Use of Estimates – In preparing the consolidated financial statements in conformity with U.S. generally accepted accounting principles ("U.S. GAAP"), management must make decisions that impact the reported amounts of assets, liabilities, revenues, expenses and the related disclosures, including disclosures of contingent assets and liabilities. Such decisions include the selection of the appropriate accounting principles to be applied and the assumptions on which to base accounting estimates. Estimates are used in determining, among other items, sales promotions and incentives accruals, inventory valuation, warranty reserves, allowance for doubtful accounts, pension and postretirement accruals, useful lives for intangible assets, and future cash flows associated with impairment testing for Goodwill and other long-lived assets. These estimates and assumptions are based on management’s best estimates and judgments. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors that management believes to be reasonable under the circumstances. We adjust such estimates and assumptions when facts and circumstances dictate. A number of these factors include, among others, economic conditions, credit markets, foreign currency, commodity cost volatility and consumer spending and confidence, all of which have combined to increase the uncertainty inherent in such estimates and assumptions. As future events and their effects cannot be determined with precision, actual amounts could differ significantly from those estimated at the time the consolidated financial statements are prepared. Changes in those estimates resulting from continuing changes in the economic environment will be reflected in the financial statements in future periods.
Cash and Cash Equivalents – We consider all highly liquid investments with maturities of three months or less from the date of purchase to be cash equivalents.
Restricted Cash – We have a total of $517 as of December 31, 2016 that serves as collateral backing certain bank guarantees and is therefore restricted. This money is invested in time deposits.
Receivables – Credit is granted to our customers in the normal course of business. Receivables are recorded at original carrying value less reserves for estimated uncollectible accounts and sales returns. To assess the collectability of these receivables, we perform ongoing credit evaluations of our customers’ financial condition. Through these evaluations, we may become aware of a situation where a customer may not be able to meet its financial obligations due to deterioration of its financial viability, credit ratings or bankruptcy. The reserve requirements are based on the best facts available to us and are reevaluated and adjusted as additional information becomes available. Our reserves are also based on amounts determined by using percentages applied to trade receivables. These percentages are determined by a variety of factors including, but not limited to, current economic trends, historical payment and bad debt write-off experience. An account is considered past-due or delinquent when it has not been paid within the contractual terms. Uncollectible accounts are written off against the reserves when it is deemed that a customer account is uncollectible.
Inventories – Inventories are valued at the lower of cost or market. Cost is determined on a first-in, first-out (“FIFO”) basis except for Inventories in North America, which are determined on a last-in, first-out (“LIFO”) basis.
Property, Plant and Equipment – Property, plant and equipment is carried at cost. Additions and improvements that extend the lives of the assets are capitalized while expenditures for repairs and maintenance are expensed as incurred. We generally depreciate buildings and improvements by the straight-line method over a life of 30 years. Other property, plant and equipment are generally depreciated using the straight-line method based on lives of 3 years to 15 years.
Goodwill – Goodwill represents the excess of cost over the fair value of net assets of businesses acquired. We analyze Goodwill on an annual basis as of year end and when an event occurs or circumstances change that may reduce the fair value of one of our reporting units below its carrying amount. A goodwill impairment occurs if the carrying amount of a reporting unit’s Goodwill exceeds its fair value. In assessing the recoverability of Goodwill, we use an analysis of qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step Goodwill impairment test.
Intangible Assets – Intangible Assets consist of definite lived customer lists, trade name and technology. Intangible Assets with a definite life are amortized on a straight-line basis.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except shares and per share data)

Impairment of Long-lived Assets and Assets Held for Sale – We periodically review our intangible and long-lived assets for impairment and assess whether events or circumstances indicate that the carrying amount of the assets may not be recoverable. We generally deem an asset group to be impaired if an estimate of undiscounted future operating cash flows is less than its carrying amount. If impaired, an impairment loss is recognized based on the excess of the carrying amount of the individual asset group over its fair value.
Assets held for sale are measured at the lower of their carrying value or fair value less costs to sell. Upon retirement or disposition, the asset cost and related accumulated depreciation or amortization are removed from the accounts and a gain or loss is recognized based on the difference between the fair value of proceeds received and carrying value of the assets held for sale. In fiscal 2015, we adopted a plan to sell assets and liabilities of our Green Machines™ outdoor city cleaning line as a result of determining that the product line does not sufficiently complement our core business. The long-lived assets involved were tested for recoverability in 2015; accordingly, a pre-tax impairment loss of $11,199 was recognized, which represents the amount by which the carrying values of the assets exceeded their fair value less costs to sell. The impairment charge is included in the caption "Impairment of Long-Lived Assets" in the accompanying Consolidated Statements of Earnings. For additional information regarding the impairment of our Green Machines outdoor city cleaning line and the related accounting impact, refer to Note 6.
Purchase of Common Stock – We repurchase our Common Stock under 2016 and 2015 repurchase programs authorized by our Board of Directors. These programs allow us to repurchase up to an aggregate of 1,395,049 shares of our Common Stock. Upon repurchase, the par value is charged to Common Stock and the remaining purchase price is charged to Additional Paid-in Capital. If the amount of the remaining purchase price causes the Additional Paid-in Capital account to be in a debit position, this amount is then reclassified to Retained Earnings. Common Stock repurchased is included in shares authorized but is not included in shares outstanding.
Warranty – We record a liability for estimated warranty claims at the time of sale. The amount of the liability is based on the trend in the historical ratio of claims to sales, the historical length of time between the sale and resulting warranty claim, new product introductions and other factors. In the event we determine that our current or future product repair and replacement costs exceed our estimates, an adjustment to these reserves would be charged to earnings in the period such determination is made. Warranty terms on machines range from one to four years. However, the majority of our claims are paid out within the first six to nine months following a sale. The majority of the liability for estimated warranty claims represents amounts to be paid out in the near term for qualified warranty issues, with immaterial amounts reserved to be paid out for older equipment warranty issues.
Environmental – We record a liability for environmental clean-up on an undiscounted basis when a loss is probable and can be reasonably estimated.
Pension and Profit Sharing Plans – Substantially all U.S. employees are covered by various retirement benefit plans, including defined benefit pension plans, postretirement medical plans and defined contribution savings plans. Pension plan costs are accrued based on actuarial estimates with the required pension cost funded annually, as needed. No new participants have entered the defined benefit pension plan since 2000.
Postretirement Benefits – We accrue and recognize the cost of retiree health benefits over the employees’ period of service based on actuarial estimates. Benefits are only available for U.S. employees hired before January 1, 1999.
Derivative Financial Instruments – In countries outside the U.S., we transact business in U.S. dollars and in various other currencies. We hedge our net recognized foreign currency denominated assets and liabilities with foreign exchange forward contracts to reduce the risk that the value of these assets and liabilities will be adversely affected by changes in exchange rates. We may also use foreign exchange option contracts or forward contracts to hedge certain cash flow exposures resulting from changes in foreign currency exchange rates. We enter into these foreign exchange contracts to hedge a portion of our forecasted currency denominated revenue in the normal course of business, and accordingly, they are not speculative in nature.
We account for our foreign currency hedging instruments as either assets or liabilities on the balance sheet and measure them at fair value. Gains and losses resulting from changes in fair value are accounted for depending on the use of the derivative and whether it is designated and qualifies for hedge accounting. Gains and losses from foreign exchange forward contracts that hedge certain balance sheet positions are recorded each period to Net Foreign Currency Transaction Losses in our Consolidated Statements of Earnings. Foreign exchange option contracts or forward contracts hedging forecasted foreign currency revenue are designated as cash flow hedges under accounting for derivative instruments and hedging activities, with gains and losses recorded each period to Accumulated Other Comprehensive Loss in our Consolidated Balance Sheets, until the forecasted transaction occurs. When the forecasted transaction occurs, we reclassify the related gain or loss on the cash flow hedge to Net Sales. In the event the underlying forecasted transaction does not occur, or it becomes probable that it will not occur, we reclassify the gain or loss on the related cash flow hedge from Accumulated Other Comprehensive Loss to Net Foreign Currency Transaction Losses in our Consolidated Statements of Earnings at that time. If we do not elect hedge accounting, or the contract does not qualify for hedge accounting treatment, the changes in fair value from period to period are recorded in Net Foreign Currency Transaction Losses in our Consolidated Statements of Earnings. See Note 11 for additional information regarding our hedging activities.
Revenue Recognition – We recognize revenue when persuasive evidence of an arrangement exists, title and risk of ownership have passed to the customer, the sales price is fixed or determinable and collectability is reasonably assured. Generally, these criteria are met at the time the product is shipped. Provisions for estimated returns, rebates and discounts are provided for at the time the related revenue is recognized. Freight revenue billed to customers is included in Net Sales and the related shipping expense is included in Cost of Sales. Service revenue is recognized in the period the service is performed or ratably over the period of the related service contract.
Customers may obtain financing through third-party leasing companies to assist in their acquisition of our equipment products. Certain lease transactions classified as operating leases contain retained ownership provisions or guarantees, which results in recognition of revenue over the lease term. As a result, we defer the sale of these transactions and record the sales proceeds as collateralized borrowings or deferred revenue. The underlying equipment relating to operating leases is depreciated on a straight-line basis, not to exceed the equipment’s estimated useful life.
Revenues from contracts with multiple element arrangements are recognized as each element is earned. We offer service contracts in conjunction with equipment sales in addition to selling equipment and service contracts separately. Sales proceeds related to service contracts are deferred if the proceeds are received in advance of the service and recognized ratably over the contract period.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except shares and per share data)

Share-based Compensation – We account for employee share-based compensation using the fair value based method. Our share-based compensation plans are more fully described in Note 17 of the Consolidated Financial Statements.
Research and Development – Research and development costs are expensed as incurred.
Advertising Costs – We advertise products, technologies and solutions to customers and prospective customers through a variety of marketing campaign and promotional efforts. These efforts include tradeshows, online advertising, e-mail marketing, mailings, sponsorships and telemarketing. Advertising costs are expensed as incurred. In 2016, 2015 and 2014 such activities amounted to $7,269, $7,418 and $8,583, respectively.
Income Taxes – Deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the book and tax bases of existing assets and liabilities. A valuation allowance is provided when, in management’s judgment, it is more likely than not that some portion or all of the deferred tax asset will not be realized. We have established contingent tax liabilities using management’s best judgment. We follow guidance provided by Accounting Standards Codification ("ASC") 740, Income Taxes, regarding uncertainty in income taxes, to record these contingent tax liabilities (refer to Note 16 of the Consolidated Financial Statements for additional information). We adjust these liabilities as facts and circumstances change. Interest Expense is recognized in the first period the interest would begin accruing. Penalties are recognized in the period we claim or expect to claim the position in our tax return. Interest and penalties expenses are classified as an income tax expense.
Sales Tax – Sales taxes collected from customers and remitted to governmental authorities are presented on a net basis.
Earnings per Share – Basic earnings per share is computed by dividing Net Earnings by the Weighted Average Shares Outstanding during the period. Diluted earnings per share assume conversion of potentially dilutive stock options, performance shares, restricted shares and restricted stock units.

2.	Management Actions
During the third quarter of 2015, we implemented a restructuring action to reduce our infrastructure costs that we anticipated would improve Selling and Administrative Expense operating leverage in future quarters. The pre-tax charge of $1,779 recognized in the third quarter of 2015 consisted primarily of severance, the majority of which was in Europe, and was included within Selling and Administrative Expense in the Consolidated Statements of Earnings. We estimated the savings would offset the pre-tax charge approximately one year from the date of the action. The charge impacted our Americas, EMEA and APAC operating segments. We do not expect additional costs will be incurred related to this restructuring action.
During the fourth quarter of 2015, we implemented an additional restructuring action to reduce our infrastructure costs that we anticipated would improve Selling and Administrative Expense operating leverage in future quarters. The pre-tax charge of $1,965, including other associated costs of $481, consisted primarily of severance and was recorded in the fourth quarter of 2015. The pre-tax charge was included within Selling and Administrative Expense in the Consolidated Statements of Earnings. We estimated the savings would offset the pre-tax charge approximately 1.5 years from the date of the action. The charge impacted our Americas, EMEA and APAC operating segments. We do not expect additional costs will be incurred related to this restructuring action.
A reconciliation of the beginning and ending liability balances is as follows:

Severance and Related Costs
2015 restructuring actions	$3,263
Cash payments	(1,332)
Foreign currency adjustments	(19)
December 31, 2015 Balance	$1,912
2016 Utilization:
Cash payments	(1,912)
December 31, 2016 balance	$—

3.	Acquisitions
On July 28, 2016, pursuant to an asset purchase agreement and real estate purchase agreement with Crawford Laboratories, Inc. and affiliates thereof ("Sellers"), we acquired selected assets and liabilities of the Seller's commercial floor coatings business, including the Florock® Polymer Flooring brand ("Florock"). Florock manufactures commercial floor coatings systems in Chicago, IL. The purchase price was $11,804, including estimated working capital and other adjustments per the purchase agreement, is comprised of $10,965 paid at closing, with the remaining $839 to be paid in two installments within seven months of closing. We paid the first installment of $575 on October 14, 2016.
On September 1, 2016, we acquired selected assets and liabilities of Dofesa Barrido Mecanizado ("Dofesa"), which was our largest distributor in Mexico over many decades. The operations are based in Aguascalientes, Mexico, and their addition allows us to expand our sales and service network in an important market. The purchase price was $5,000 less assumed liabilities of $3,448, subject to customary working capital adjustments. The net purchase price of $1,552 is comprised of $1,202 paid at closing, and a value added tax of $191, with the remaining $350 subject to working capital adjustments. The working capital adjustment has not yet been finalized, but we do not expect to pay additional cash.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except shares and per share data)

The acquisitions have been accounted for as business combinations and the results of their operations have been included in the Consolidated Financial Statements since their respective dates of acquisition. The impact of the incremental revenue and earnings recorded as a result of the acquisitions are not material to our Consolidated Financial Statements. The purchase price allocations for the Florock acquisition are complete with the exception of preliminary valuations of Intangible Assets and Property, Plant and Equipment which is expected to be complete by the end of the second quarter of 2017. The purchase price allocations for the Dofesa acquisition are complete except for a preliminary valuation of Intangible Assets and finalization of the working capital adjustment. We expect our valuation will be complete in the second quarter of 2017.
The preliminary components of the purchase price of the business combinations described above have been allocated as follows:

Current Assets	$5,939
Property, Plant and Equipment, net	4,359
Identified Intangible Assets	3,731
Goodwill	3,787
Other Assets	7
Total Assets Acquired	17,823
Current Liabilities	4,764
Other Liabilities	53
Total Liabilities Assumed	4,817
Net Assets Acquired	$13,006

4.	Divestiture
On January 19, 2016, we signed a Business Purchase Agreement ("BPA") with Green Machines International GmbH and Green Machines Sweepers UK Limited ("Buyers"), subsidiaries of M&F Management and Financing GmbH, which is also the parent company of the master distributor of our products in Central Eastern Europe, Middle East and Africa, TCS EMEA GmbH, for the sale of our Green Machines outdoor city cleaning line. The sale closed on January 31, 2016. Including working capital adjustments, the aggregate consideration for the Green Machines business was $5,774.
Subsequent to the closing date, we entered into a distributor agreement with Green Machine Sweepers UK Limited, an affiliate of Green Machines International GmbH, for the exclusive right for Tennant to distribute, market, sell, rent and lease Green Machines products, aftermarket parts and consumables in the Americas and APAC. As part of this distributor agreement, we entered into a purchase commitment obligating us to purchase $12,000 of products and aftermarket parts and consumables annually for the next two years, for a total purchase commitment of $24,000.
On October 25, 2016, we signed Amendment No. 1 to the distributor agreement ("amended distributor agreement") with Green Machine Sweepers UK Limited, whereby we waived our exclusive rights to distribute Green Machine products and parts in specified APAC and Latin America countries, and our obligation to purchase $24,000 of Green Machines products, aftermarket parts and consumables over two years was canceled. In connection with the amended distributor agreement, we provided a $2,000 non-interest bearing cash advance to TCS EMEA GmbH, the master distributor of our products in Central Eastern Europe, Middle East and Africa, who is an affiliate of Green Machine Sweepers UK Limited. The cash advance is repayable in 36 equal installments beginning in January 2017.
Also on October 25, 2016, we signed Amendment No. 1 to the BPA ("Amended BPA") with the Buyers. The Amended BPA finalized the working capital adjustment and amended the payment terms for the remaining purchase price. The total aggregate consideration will be paid as follows:

•	Initial cash consideration of $285, which was received during the first quarter of 2016.

•	The remaining purchase price of $5,489 will be financed and received in 16 equal installments on the last business day of each quarter, commencing with the quarter ended March 31, 2018.
In 2016, as a result of this divestiture, we recorded a pre-tax loss of $149 in our Profit from Operations in the Consolidated Statements of Earnings. The impact of the recorded loss and the sale of Green Machines is not material to our earnings as Green Machines only accounted for approximately two percent of our total sales.
We have identified Green Machines International GmbH as a variable interest entity ("VIE") and have performed a qualitative assessment to determine if Tennant is the primary beneficiary of the VIE. We have determined that we are not the primary beneficiary of the VIE and consolidation of the VIE is not considered necessary.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except shares and per share data)

5.	Inventories
Inventories as of December 31, consisted of the following:

	2016	2015
Inventories carried at LIFO:
Finished goods	$39,142	$41,225
Raw materials, production parts and work-in-process	23,980	22,158
LIFO reserve	(28,190)	(27,645)
Total LIFO inventories	$34,932	$35,738

Inventories carried at FIFO:
Finished goods	$31,044	$32,421
Raw materials, production parts and work-in-process	12,646	13,812
Less: Inventories held for sale	—	(4,679)
Total FIFO inventories	$43,690	$41,554
Total inventories	$78,622	$77,292
The LIFO reserve approximates the difference between LIFO carrying cost and FIFO.

6.	Assets and Liabilities Held for Sale
On August 19, 2015, we adopted a plan to sell assets and liabilities of our Green Machines outdoor city cleaning line as a result of determining that the product line, which constituted approximately two percent of our total sales, did not sufficiently complement our core business. The long-lived assets involved were tested for recoverability as of the 2015 third quarter balance sheet date; accordingly, a pre-tax impairment loss of $11,199 was recognized, which represents the amount by which the carrying values of the assets exceeded their fair value, less costs to sell. The $11,199 consisted of $10,577 of intangible assets and $622 of fixed assets. The impairment loss is recorded as a separate line item ("Impairment of Long-Lived Assets") in the Consolidated Statements of Earnings. The carrying value of the assets and liabilities that are held for sale are separately presented in the Consolidated Balance Sheets in the captions "Assets Held for Sale" and "Liabilities Held for Sale," respectively. The long-lived assets classified as held for sale are no longer being depreciated.
On January 19, 2016, we signed a BPA with Green Machines International GmbH and affiliates, subsidiaries of M&F, which is also parent company of the master distributor of our products in Central Eastern Europe, Middle East and Africa, TCS EMEA GmbH, for the sale of our Green Machines outdoor city cleaning line. Per the BPA, the sale officially closed on January 31, 2016. Further details regarding the sale of our Green Machines outdoor city cleaning line are discussed in Note 4.
The assets and liabilities of Green Machines held for sale as of December 31, 2015 consisted of the following:

Assets:
Accounts Receivable	$1,715
Inventories	4,679
Prepaid Expenses	239
Property, Plant and Equipment, net	193
Total Assets Held for Sale	$6,826

Liabilities:
Employee Compensation and Benefits	$338
Other Current Liabilities	116
Total Liabilities Held for Sale	$454

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except shares and per share data)

7.	Property, Plant and Equipment
Property, Plant and Equipment and related Accumulated Depreciation, including equipment under capital leases, as of December 31, consisted of the following:

	2016	2015
Property, Plant and Equipment:
Land	$6,328	$4,232
Buildings and improvements	58,577	52,118
Machinery and manufacturing equipment	116,221	117,197
Office equipment	89,838	80,972
Work in progress	27,536	24,481
Less: Gross Property, Plant and Equipment held for sale	—	(2,189)
Total Property, Plant and Equipment	$298,500	$276,811

Accumulated Depreciation:
Accumulated Depreciation	$(186,403)	$(183,849)
Add: Accumulated Depreciation on Property, Plant and Equipment held for sale	—	1,996
Total Accumulated Depreciation	$(186,403)	$(181,853)
Property, Plant and Equipment, Net	$112,097	$94,958
We recorded an impairment loss on Green Machines' fixed assets during 2015, totaling $622, due to our strategic decision to hold the assets of the Green Machines product line for sale. This amount was recorded in Accumulated Depreciation as a write off against Property, Plant and Equipment. The impairment charge was included within Impairment of Long-Lived Assets in the Consolidated Statements of Earnings. Further details regarding the sale of our Green Machines outdoor city cleaning line are discussed in Note 4 and Note 6.
Depreciation expense was $17,891 in 2016, $16,550 in 2015 and $17,694 in 2014.

8.	Goodwill and Intangible Assets
For purposes of performing our goodwill impairment analysis, we have identified our reporting units as North America, Latin America, Coatings, EMEA and APAC. As of December 31, 2016, 2015 and 2014, we performed an analysis of qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. Based on our analysis of qualitative factors, we determined that it was not necessary to perform the two-step goodwill impairment test for any of our reporting units.
The changes in the carrying amount of Goodwill are as follows:

	Goodwill	Accumulated Impairment Losses	Total
Balance as of December 31, 2014	$64,858	$(46,503)	$18,355
Foreign currency fluctuations	(4,411)	2,859	(1,552)
Balance as of December 31, 2015	$60,447	$(43,644)	$16,803
Additions	3,787	—	3,787
Foreign currency fluctuations	(5,837)	6,312	475
Balance as of December 31, 2016	$58,397	$(37,332)	$21,065

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except shares and per share data)

The balances of acquired Intangible Assets, excluding Goodwill, as of December 31, are as follows:

	Customer Lists	Trade Name	Technology	Total
Balance as of December 31, 2016
Original cost	$8,016	$2,000	$5,136	$15,152
Accumulated amortization	(5,948)	—	(2,744)	(8,692)
Carrying amount	$2,068	$2,000	$2,392	$6,460
Weighted-average original life (in years)	15	15	13

Balance as of December 31, 2015
Original cost	$19,781	$3,859	$6,596	$30,236
Accumulated amortization	(19,232)	(3,859)	(3,950)	(27,041)
Carrying amount	$549	$—	$2,646	$3,195
Weighted-average original life (in years)	15	14	13
The additions to Goodwill during 2016 were based on the preliminary purchase price allocation of our acquisitions of the Florock brand and the assets of Dofesa Barrido Mecanizado, as described further in Note 3.
We recorded an impairment loss on the Green Machines customer lists, trade name and technology intangible assets during the third quarter of 2015, totaling $10,577, due to our strategic decision to hold the assets of the Green Machines product line for sale. The impairment was included within Impairment of Long-Lived Assets in the 2015 Consolidated Statements of Earnings. Therefore, the accumulated amortization balances for the year ended December 31, 2015 included these fully impaired customer lists, trade name and technology intangible assets that were impaired as part this sale. Further details regarding the sale of our Green Machines outdoor city cleaning line are discussed in Note 6.
Amortization expense on Intangible Assets was $409, $1,481 and $2,369 for the years ended December 31, 2016, 2015 and 2014, respectively.
Estimated aggregate amortization expense based on the current carrying amount of amortizable Intangible Assets for each of the five succeeding years is as follows:

2017	$558
2018	553
2019	553
2020	553
2021	553
Thereafter	3,690
Total	$6,460

9.	Debt
Debt as of December 31, consisted of the following:

	2016	2015
Long-Term Debt:
Credit facility borrowings	$36,143	$24,571
Capital lease obligations	51	82
Total Debt	36,194	24,653
Less: current portion	(3,459)	(3,459)
Long-term portion	$32,735	$21,194
As of December 31, 2016, we had committed lines of credit totaling approximately $125,000 and uncommitted credit facilities totaling $85,000. There were $25,000 in outstanding borrowings under our JPMorgan facility (described below) and $11,143 in outstanding borrowings under our Prudential facility (described below) as of December 31, 2016. In addition, we had stand alone letters of credit and bank guarantees outstanding in the amount of $3,774. Commitment fees on unused lines of credit for the year ended December 31, 2016 were $222.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except shares and per share data)

Our most restrictive covenants are part of our 2015 Amended and Restated Credit Agreement (as defined below), which are the same covenants in our Shelf Agreement (as defined below) with Prudential (as defined below), and require us to maintain an indebtedness to EBITDA ratio of not greater than 3.25 to 1 and to maintain an EBITDA to interest expense ratio of no less than 3.50 to 1 as of the end of each quarter. As of December 31, 2016, our indebtedness to EBITDA ratio was 0.49 to 1 and our EBITDA to interest expense ratio was 70.20 to 1.
Credit Facilities
JPMorgan Chase Bank, National Association
On June 30, 2015, we entered into an Amended and Restated Credit Agreement (the "Amended and Restated Credit Agreement") that amended and restated the Credit Agreement dated May 5, 2011 between us and JP Morgan Chase Bank, N.A. ("JPMorgan"), as administrative agent and collateral agent, U.S. Bank National Association, as syndication agent, Wells Fargo Bank, National Association, and RBS Citizens, N.A., as co-documentation agents, and the Lenders (including JPMorgan) from time to time party thereto, as amended by Amendment No. 1 dated April 25, 2013 (the "Credit Agreement"). The Amended and Restated Credit Agreement provides us and certain of our foreign subsidiaries access to a senior unsecured credit facility until June 30, 2020, in the amount of $125,000, with an option to expand by up to $62,500 to a total of $187,500. Borrowings may be denominated in U.S. dollars or certain other currencies. The Amended and Restated Credit Agreement contains a $100,000 sublimit on borrowings by foreign subsidiaries.
The Amended and Restated Credit Agreement principally provided the following changes to the Credit Agreement:

•
changed the fees for committed funds from an annual rate ranging from 0.20% to 0.35%, depending on our leverage ratio, under the Credit Agreement to an annual rate ranging from 0.175% to 0.300%, depending on our leverage ratio, under the Amended and Restated Credit Agreement;

•	removed RBS Citizens, N.A. as a co-documentation agent;

•
changed the rate at which Eurocurrency borrowings bear interest from a rate per annum equal to adjusted LIBOR plus an additional spread of 1.30% to 1.90%, depending on our leverage ratio, under the Credit Agreement to a rate per annum equal to adjusted LIBOR plus an additional spread of 1.075% to 1.700%, depending on our leverage ratio, under the Amended and Restated Credit Agreement;

•
under the Credit Agreement, Alternate Base Rate (“ABR”) borrowings bore interest at a rate per annum equal to the greatest of (a) the prime rate, (b) the federal funds rate plus 0.50% and (c) the adjusted LIBOR rate for a one month period plus 1.00%, plus, in any such case, an additional spread of 0.30% to 0.90%, depending on our leverage ratio. The ABR borrowings bear interest under the Amended and Restated Credit Agreement at a rate per annum equal to the greatest of (a) the primate rate, (b) the federal funds rate plus 0.50% and (c) the adjusted LIBOR rate for a one month period plus 1.00%, plus, in any such case, an additional spread of 0.075% to 0.700%, depending on our leverage ratio.

The Amended and Restated Credit Agreement gives the Lenders a pledge of 65% of the stock of certain first tier foreign subsidiaries. The obligations under the Amended and Restated Credit Agreement are also guaranteed by certain of our first tier domestic subsidiaries.
The Amended and Restated Credit Agreement contains customary representations, warranties and covenants, including but not limited to covenants restricting our ability to incur indebtedness and liens and merge or consolidate with another entity. It also incorporates new or recently revised financial regulations and other compliance matters. Further, the Amended and Restated Credit Agreement contains the following covenants:

•
a covenant requiring us to maintain an indebtedness to EBITDA ratio as of the end of each quarter of not greater than 3.25 to 1. Under the Credit Agreement, the required indebtedness to EBITDA ratio as of the end of each quarter was not greater than 3.00 to 1;

•	a covenant requiring us to maintain an EBITDA to interest expense ratio as of the end of each quarter of no less than 3.50 to 1;

•
a covenant restricting us from paying dividends or repurchasing stock if, after giving effect to such payments, our leverage ratio is greater than 2.00 to 1, in such case limiting such payments to an amount ranging from $50,000 to $75,000 during any fiscal year based on our leverage ratio after giving effect to such payments;

•	a covenant restricting us from paying any dividends or repurchasing stock, if, after giving effect to such payments, our leverage ratio is greater than 3.25 to 1; and

•
a covenant restricting our ability to make acquisitions, if, after giving pro-forma effect to such acquisitions, our leverage ratio is greater than 3.00 to 1, in such case limiting acquisitions to $25,000. Under the Credit Agreement, our leverage ratio restriction under this covenant was 2.75 to 1.

A copy of the full terms and conditions of the Amended and Restated Credit Agreement are incorporated by reference in Item 15 to Exhibit 10.1 to the Company's Current Report on Form 8-K filed on July 7, 2015.
As of December 31, 2016, we were in compliance with all covenants under this Amended and Restated Credit Agreement. There were $25,000 in outstanding borrowings under this facility at December 31, 2016, with a weighted average interest rate of 1.64%.
Prudential Investment Management, Inc.
On July 29, 2009, we entered into a Private Shelf Agreement (the “Shelf Agreement”) with Prudential Investment Management, Inc. (“Prudential”) and Prudential affiliates from time to time party thereto. The Shelf Agreement provides us and our subsidiaries access to an uncommitted, senior secured, maximum aggregate principal amount of $80,000 of debt capital. The Shelf Agreement contains representations, warranties and covenants, including but not limited to covenants restricting our ability to incur indebtedness and liens and to merge or consolidate with another entity.
A copy of the full terms and conditions of the Shelf Agreement are incorporated by reference in Item 15 to Exhibit 10.1 to the Company's Current Report on Form 8-K filed on July 30, 2009.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except shares and per share data)

On May 5, 2011, we entered into Amendment No. 1 to our Private Shelf Agreement (the “Amendment”).
The Amendment principally provided the following changes to the Shelf Agreement:

•	elimination of the security interest in our personal property and subsidiaries; and

•
an amendment to our restriction regarding the payment of dividends or repurchase of stock to restrict us from paying dividends or repurchasing stock if, after giving effect to such payments, our leverage ratio is greater than 2.00 to 1, in such case limiting such payments to an amount ranging from $50,000 to $75,000 during any fiscal year based on our leverage ratio after giving effect to such payments.

A copy of the full terms and conditions of the Amendment are incorporated by reference in Item 15 to Exhibit 10.2 to the Company's Form 10-Q for the quarter ended June 30, 2011.
On July 24, 2012, we entered into Amendment No. 2 to our Private Shelf Agreement (“Amendment No. 2”), which amended the Shelf Agreement. The principal change effected by Amendment No. 2 was an extension of the Issuance Period for Shelf Notes under the Shelf Agreement.
A copy of the full terms and conditions of Amendment No. 2 are incorporated by reference in Item 15 to Exhibit 10.1 to the Company's Current Report on Form 8-K filed on July 26, 2012.
On June 30, 2015 we entered into Amendment No. 3 to our Private Shelf Agreement ("Amendment No. 3"), which amends the Shelf Agreement by and among the Company, Prudential and Prudential affiliates from time to time party thereto, as amended by Amendment No. 1 and Amendment No. 2.
Amendment No. 3 principally provided the following changes to the Shelf Agreement:

•	extended the the Issuance Period to June 30, 2018 from July 24, 2015;

•	changed the covenant regarding our indebtedness to EBITDA ratio at the end of each quarter to not greater than 3.25 to 1. The previous covenant required a ratio of not greater than 3.00 to 1;

•	added the covenant restricting us from paying any dividends or repurchasing stock, if, after giving such effect to such payments, our leverage ratio is greater than 3.25 to 1; and

•
changed the covenant restricting us from making acquisitions, if, after giving pro-forma effect to such acquisitions, our leverage ratio is greater than 3.00 to 1, in such case limiting acquisitions to $25,000. The previous covenant limiting our ability to make acquisitions under Amendment No. 1 was 2.75 to 1.

A copy of the full terms and conditions of Amendment No. 3 are incorporated by reference in Item 15 to Exhibit 10.2 to the Company's Current Report on Form 8-K filed on July 7, 2015.
As of December 31, 2016, there were $11,143 in outstanding borrowings under this facility, consisting of the $4,000 Series A notes issued in March 2011 with a fixed interest rate of 4.00% and a term of seven years, with remaining serial maturities from 2017 to 2018, and the $7,143 Series B notes issued in June 2011 with a fixed interest rate of 4.10% and a term of 10 years, with remaining serial maturities from 2017 to 2021. The second payment of $2,000 on Series A notes was made during the first quarter of 2015. The third payment of $2,000 on Series A notes was made during the first quarter of 2016. The first payment of $1,429 on Series B notes was made during the second quarter of 2015. The second payment of $1,429 on Series B notes was made during the second quarter of 2016. We were in compliance with all covenants under this Shelf Agreement as of December 31, 2016.
HSBC Bank (China) Company Limited, Shanghai Branch
On June 20, 2012, we entered into a banking facility with the HSBC Bank (China) Company Limited, Shanghai Branch in the amount of $5,000. As of December 31, 2016, there were no outstanding borrowings on this facility.
Collateralized Borrowings
Collateralized borrowings represent deferred sales proceeds on certain leasing transactions with third-party leasing companies. These transactions are accounted for as borrowings, with the related assets capitalized as property, plant and equipment and depreciated straight-line over the lease term.
Capital Lease Obligations
Capital lease obligations outstanding are primarily related to sale-leaseback transactions with third-party leasing companies whereby we sell our manufactured equipment to the leasing company and lease it back. The equipment covered by these leases is rented to our customers over the lease term.
The aggregate maturities of our outstanding debt, including capital lease obligations as of December 31, 2016, are as follows:

2017	$3,459
2018	3,449
2019	1,429
2020	26,428
2021	1,429
Thereafter	—
Total aggregate maturities	$36,194

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except shares and per share data)

10.	Other Current Liabilities
Other Current Liabilities as of December 31, consisted of the following:

	2016	2015
Other Current Liabilities:
Taxes, other than income taxes	$7,122	$5,030
Warranty	10,960	10,093
Deferred revenue	2,366	2,512
Rebates	11,102	10,399
Freight	4,274	6,461
Severance and Restructuring	394	1,927
Miscellaneous accrued expenses	4,385	4,230
Other	3,014	2,491
Less: Other Current Liabilities held for sale	—	(116)
Total Other Current Liabilities	$43,617	$43,027
The changes in warranty reserves for the three years ended December 31 were as follows:

	2016	2015	2014
Beginning balance	$10,093	$9,686	$9,663
Product warranty provision	12,413	11,719	10,605
Acquired Warranty Obligations	42	—	—
Foreign currency	82	(207)	(215)
Claims paid	(11,670)	(11,105)	(10,367)
Ending balance	$10,960	$10,093	$9,686

11.	Derivatives
Hedge Accounting and Hedging Programs
In 2015, we expanded our foreign currency hedging programs to include foreign exchange purchased options and forward contracts to hedge our foreign currency denominated revenue. We recognize all derivative instruments as either assets or liabilities in our Consolidated Balance Sheets and measure them at fair value. Gains and losses resulting from changes in fair value are accounted for depending on the use of the derivative and whether it is designated and qualifies for hedge accounting.
We evaluate hedge effectiveness on our hedges that are designated and qualify for hedge accounting at the inception of the hedge prospectively, as well as retrospectively, and record any ineffective portion of the hedging instruments in Net Foreign Currency Transaction Losses on our Consolidated Statements of Earnings. The time value of purchased contracts is recorded in Net Foreign Currency Transaction Losses in our Consolidated Statements of Earnings.
Our hedging policy establishes maximum limits for each counterparty to mitigate any concentration of risk.
Balance Sheet Hedging – Hedges of Foreign Currency Assets and Liabilities
We hedge our net recognized foreign currency denominated assets and liabilities with foreign exchange forward contracts to reduce the risk that the value of these assets and liabilities will be adversely affected by changes in exchange rates. These contracts hedge assets and liabilities that are denominated in foreign currencies and are carried at fair value as either assets or liabilities on the Consolidated Balance Sheets with changes in the fair value recorded to Net Foreign Currency Transaction Losses in our Consolidated Statements of Earnings. These contracts do not subject us to material balance sheet risk due to exchange rate movements because gains and losses on these derivatives are intended to offset gains and losses on the assets and liabilities being hedged. At December 31, 2016 and December 31, 2015, the notional amounts of foreign currency forward exchange contracts outstanding not designated as hedging instruments were $42,866 and $45,851, respectively.
Cash Flow Hedging – Hedges of Forecasted Foreign Currency Transactions
In countries outside the U.S., we transact business in U.S. dollars and in various other currencies. We may use foreign exchange option contracts or forward contracts to hedge certain cash flow exposures resulting from changes in these foreign currency exchange rates. These foreign exchange contracts, carried at fair value, have maturities of up to 1 year. We enter into these foreign exchange contracts to hedge a portion of our forecasted foreign currency denominated revenue in the normal course of business, and accordingly, they are not speculative in nature. The notional amount of outstanding foreign currency forward contracts designated as cash flow hedges were $2,127 and $2,486 as of December 31, 2016 and December 31, 2015, respectively. The notional amount of outstanding foreign currency option contracts designated as cash flow hedges were $8,522 and $11,271 as of December 31, 2016 and December 31, 2015, respectively.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except shares and per share data)

To receive hedge accounting treatment, all hedging relationships are formally documented at the inception of the hedge, and the hedges must be highly effective in offsetting changes to future cash flows on hedged transactions. We record changes in the fair value of these cash flow hedges in Accumulated Other Comprehensive Loss in our Consolidated Balance Sheets, until the forecasted transaction occurs. When the forecasted transaction occurs, we reclassify the related gain or loss on the cash flow hedge to Net Sales. In the event the underlying forecasted transaction does not occur, or it becomes probable that it will not occur, we reclassify the gain or loss on the related cash flow hedge from Accumulated Other Comprehensive Loss to Net Foreign Currency Transaction Losses in our Consolidated Statements of Earnings at that time. If we do not elect hedge accounting, or the contract does not qualify for hedge accounting treatment, the changes in fair value from period to period are recorded in Net Foreign Currency Transaction Losses in our Consolidated Statements of Earnings.
The fair value of derivative instruments on our Consolidated Balance Sheets as of December 31, consisted of the following:

	2016		2015
	Fair Value Asset Derivatives	Fair Value Liability Derivatives	Fair Value Asset Derivatives	Fair Value Liability Derivatives
Derivatives designated as hedging instruments:
Foreign currency option contracts(1)(2)	$184	$—	$387	$—
Foreign currency forward contracts(1)	—	13	113	—
Derivatives not designated as hedging instruments:
Foreign currency forward contracts(1)	$12	$162	$171	$7

(1)
Contracts that mature within the next twelve months are included in Other Current Assets and Other Current Liabilities for asset derivatives and liabilities derivatives, respectively, on our Consolidated Balance Sheets.

(2)
Contracts with a maturity greater than twelve months are included in Other Assets and Other Liabilities for asset derivatives and liability derivatives, respectively, on our Consolidated Balance Sheets.

As of December 31, 2016, we anticipate reclassifying approximately $71 of losses from Accumulated Other Comprehensive Loss to net earnings during the next twelve months.
The effect of foreign currency derivative instruments designated as cash flow hedges and foreign currency derivative instruments not designated as hedges in our Consolidated Statements of Earnings for the three years ended December 31 were as follows:

	2016		2015		2014
	Foreign Currency Option Contracts	Foreign Currency Forward Contracts	Foreign Currency Option Contracts	Foreign Currency Forward Contracts	Foreign Currency Option Contracts	Foreign Currency Forward Contracts
Derivatives in cash flow hedging relationships:
Net (loss) gain recognized in Other Comprehensive Loss, net of tax(1)	$(259)	$(73)	$31	$77	$—	$—
Net (loss) gain reclassified from Accumulated Other Comprehensive Loss into earnings, net of tax(2)	(148)	7	—	5	—	—
Net (loss) gain recognized in earnings(3)	(11)	2	6	(2)	—	—
Derivatives not designated as hedging instruments:
Net (loss) gain recognized in earnings(4)	$—	$(890)	$—	$4,047	$—	$2,384

(1)	Net change in the fair value of the effective portion classified in Other Comprehensive Loss.

(2)	Effective portion classified as Net Sales.

(3)	Ineffective portion and amount excluded from effectiveness testing classified in Net Foreign Currency Transaction Losses.

(4)	Classified in Net Foreign Currency Transaction Losses.

12.	Fair Value Measurements
Estimates of fair value for financial assets and financial liabilities are based on the framework established in the accounting guidance for fair value measurements. The framework defines fair value, provides guidance for measuring fair value and requires certain disclosures. The framework discusses valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flow) and the cost approach (cost to replace the service capacity of an asset or replacement cost). The framework utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

•	Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except shares and per share data)

•
Level 2: Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

•	Level 3: Unobservable inputs that reflect the reporting entity’s own assumptions.
Our population of assets and liabilities subject to fair value measurements at December 31, 2016 is as follows:

	Fair Value	Level 1	Level 2	Level 3
Assets:
Foreign currency forward exchange contracts	$12	$—	$12	$—
Foreign currency option contracts	184	—	184	—
Total Assets	$196	$—	$196	$—
Liabilities:
Foreign currency forward exchange contracts	$175	$—	$175	$—
Total Liabilities	$175	$—	$175	$—
Our foreign currency forward exchange and option contracts are valued using observable Level 2 market expectations at the measurement date and standard valuation techniques to convert future amounts to a single present value amount. Further details regarding our foreign currency forward exchange and option contracts are discussed in Note 11.
The carrying amounts reported in the Consolidated Balance Sheets for Cash and Cash Equivalents, Restricted Cash, Receivables, Other Current Assets, Assets Held for Sale, Accounts Payable, Other Current Liabilities and Liabilities Held for Sale approximate fair value due to their short-term nature.
The fair market value of our Long-Term Debt approximates cost based on the borrowing rates currently available to us for bank loans with similar terms and remaining maturities.
From time to time, we measure certain assets at fair value on a non-recurring basis, including evaluation of long-lived assets, goodwill and other intangible assets for impairment using company-specific assumptions which would fall within Level 3 of the fair value hierarchy.

13.	Retirement Benefit Plans
Substantially all U.S. employees are covered by various retirement benefit plans, including defined benefit pension plans, postretirement medical plans and defined contribution savings plans. Retirement benefits for eligible employees in foreign locations are funded principally through defined benefit plans, annuity or government programs. The total cost of benefits for our plans was $12,108, $12,428 and $11,334 in 2016, 2015 and 2014, respectively.
We have a qualified, funded defined benefit retirement plan (the “U.S. Pension Plan”) covering certain current and retired employees in the U.S. Pension Plan benefits are based on the years of service and compensation during the highest five consecutive years of service in the final ten years of employment. No new participants have entered the plan since 2000. The plan has 351 participants including 61 active employees as of December 31, 2016. During 2015, the plan was amended to freeze benefits for all participants effective January 31, 2017. On February 15, 2017, the Board of Directors approved the termination of the U.S. Pension Plan, effective May 15, 2017.
We have a U.S. postretirement medical benefit plan (the “U.S. Retiree Plan”) to provide certain healthcare benefits for U.S. employees hired before January 1, 1999. Eligibility for those benefits is based upon a combination of years of service with us and age upon retirement.
Our defined contribution savings plan (“401(k)”) covers substantially all U.S. employees. Under this plan, we match up to 3% of the employee’s annual compensation in cash to be invested per their election. We also make a profit sharing contribution to the 401(k) plan for employees with more than one year of service in accordance with our Profit Sharing Plan. This contribution is based upon our financial performance and can be funded in the form of Tennant stock, cash or a combination of both. Expenses for the 401(k) plan were $8,359, $8,098 and $7,475 during 2016, 2015 and 2014, respectively.
We have a U.S. nonqualified supplemental benefit plan (the “U.S. Nonqualified Plan”) to provide additional retirement benefits for certain employees whose benefits under our 401(k) plan or U.S. Pension Plan are limited by either the Employee Retirement Income Security Act or the Internal Revenue Code.
We also have defined pension benefit plans in the United Kingdom and Germany (the “U.K. Pension Plan” and the “German Pension Plan”). The U.K. Pension Plan and German Pension Plan cover certain current and retired employees and both plans are closed to new participants.
We expect to contribute approximately $238 to our U.S. Nonqualified Plan, $828 to our U.S. Retiree Plan, $185 to our U.K. Pension Plan and $30 to our German Pension Plan in 2017. No contributions to the U.S. Pension Plan are expected to be required during 2017. There were no contributions made to the U.S. Pension Plan during 2016.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except shares and per share data)

Weighted-average asset allocations by asset category of the U.S. and U.K. Pension Plans as of December 31, 2016 are as follows:

Asset Category	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash and Cash Equivalents	$663	$663	$—	$—
Mutual Funds:
U.S. Large-Cap	9,803	9,803	—	—
U.S. Small-Cap	2,584	2,584	—	—
International Equities	2,244	2,244	—	—
Fixed-Income Domestic	4,564	4,564	—	—
Collective Investment Funds	26,531	—	26,531	—
Investment Account held by Pension Plan (1)	9,562	—	—	9,562
Total	$55,951	$19,858	$26,531	$9,562

(1)	This category is comprised of investments in insurance contracts.
Weighted-average asset allocations by asset category of the U.S. and U.K. Pension Plans as of December 31, 2015 are as follows:

Asset Category	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash and Cash Equivalents	$954	$954	$—	$—
Mutual Funds:
U.S. Large-Cap	9,194	9,194	—	—
U.S. Small-Cap	2,258	2,258	—	—
International Equities	2,206	2,206	—	—
Fixed-Income Domestic	32,589	32,589	—	—
Investment Account held by Pension Plan (1)	10,691	—	—	10,691
Total	$57,892	$47,201	$—	$10,691

(1)	This category is comprised of investments in insurance contracts.
Estimates of the fair value of U.S. and U.K Pension Plan assets are based on the framework established in the accounting guidance for fair value measurements. A brief description of the three levels can be found in Note 12. Equity Securities and Mutual Funds traded in active markets are classified as Level 1. Collective Investment Funds are measured at fair value using quoted market prices. They are classified as Level 2 as they trade in a non-active market for which asset prices are readily available. The Investment Account held by the U.K. Pension Plan invests in insurance contracts for purposes of funding the U.K. Pension Plan and is classified as Level 3. The fair value of the Investment Account is the cash surrender values as determined by the provider which are the amounts the plan would receive if the contracts were cashed out at year end. The underlying assets held by these contracts are primarily invested in assets traded in active markets.
A reconciliation of the beginning and ending balances of the Level 3 investments of our U.K. Pension Plan during the years ended are as follows:

	2016	2015
Fair value at beginning of year	$10,691	$9,989
Purchases, sales, issuances and settlements, net	7	52
Net gain	674	1,232
Foreign currency	(1,810)	(582)
Fair value at end of year	$9,562	$10,691

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except shares and per share data)

The primary objective of our U.S. and U.K. Pension Plans is to meet retirement income commitments to plan participants at a reasonable cost to us and to maintain a sound actuarially funded status. This objective is accomplished through growth of capital and safety of funds invested. The pension plans' assets are invested in securities to achieve growth of capital over inflation through appreciation and accumulation and reinvestment of dividend and interest income. Investments are diversified to control risk. The target allocation for the U.S. Pension Plan is 70% debt securities and 30% equity. Equity securities within the U.S. Pension Plan do not include any direct investments in Tennant Company Common Stock. The U.K. Pension Plan is invested in insurance contracts with underlying investments primarily in equity and fixed income securities. Our German Pension Plan is unfunded, which is customary in that country.
Weighted-average assumptions used to determine benefit obligations as of December 31 are as follows:

	U.S. Pension Benefits		Non-U.S. Pension Benefits		Postretirement Medical Benefits
	2016	2015	2016	2015	2016	2015
Discount rate	3.92%	4.08%	2.64%	3.59%	3.58%	3.70%
Rate of compensation increase	3.00%	3.00%	3.50%	3.50%	—	—
Weighted-average assumptions used to determine net periodic benefit costs as of December 31 are as follows:

	U.S. Pension Benefits			Non-U.S. Pension Benefits			Postretirement Medical Benefits
	2016	2015	2014	2016	2015	2014	2016	2015	2014
Discount rate	4.08%	3.76%	4.63%	3.59%	3.38%	4.33%	3.70%	3.39%	4.10%
Expected long-term rate of return on plan assets	5.20%	5.20%	5.70%	4.60%	4.40%	5.60%	—	—	—
Rate of compensation increase	3.00%	3.00%	3.00%	3.50%	3.50%	4.50%	—	—	—
The discount rate is used to discount future benefit obligations back to today’s dollars. Our discount rates were determined based on high-quality fixed income investments. The resulting discount rates are consistent with the duration of plan liabilities. The Citigroup Above Median Spot Rate is used in determining the discount rate for the U.S. Plans. The expected return on assets assumption on the investment portfolios for the pension plans is based on the long-term expected returns for the investment mix of assets currently in the portfolio. Management uses historic return trends of the asset portfolio combined with recent market conditions to estimate the future rate of return.
The accumulated benefit obligations as of December 31, for all defined benefit plans are as follows:

	2016	2015
U.S. Pension Plans	$40,961	$41,537
U.K. Pension Plan	10,067	9,720
German Pension Plan	871	870
Information for our plans with an accumulated benefit obligation in excess of plan assets as of December 31 is as follows:

	2016	2015
Accumulated benefit obligation	$12,597	$2,616
Fair value of plan assets	9,562	—
As of December 31, 2016, the U.S. Nonqualified, the U.K. Pension and the German Pension Plans had an accumulated benefit obligation in excess of plan assets. As of December 31, 2015, the U.S. Nonqualified and the German Pension Plans had an accumulated benefit obligation in excess of plan assets.
Information for our plans with a projected benefit obligation in excess of plan assets as of December 31 is as follows:

	2016	2015
Projected benefit obligation	$12,794	$2,616
Fair value of plan assets	9,562	—
As of December 31, 2016, the U.S. Nonqualified, the UK Pension and the German Pension Plans had a projected benefit obligation in excess of plan assets. As of December 31, 2015, the U.S. Nonqualified and the German Pension Plans had a projected benefit obligation in excess of plan assets.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except shares and per share data)

Assumed healthcare cost trend rates as of December 31 are as follows:

	2016	2015
Healthcare cost trend rate assumption for the next year	6.56%	6.76%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	2031	2031
Assumed healthcare cost trend rates have a significant effect on the amounts reported for healthcare plans. To illustrate, a one-percentage-point change in assumed healthcare cost trends would have the following effects:

	1-Percentage- Point Decrease	1-Percentage- Point Increase
Effect on total of service and interest cost components	$(35)	$39
Effect on postretirement benefit obligation	$(751)	$850
Summaries related to changes in benefit obligations and plan assets and to the funded status of our defined benefit and postretirement medical benefit plans are as follows:

	U.S. Pension Benefits		Non-U.S. Pension Benefits		Postretirement Medical Benefits
	2016	2015	2016	2015	2016	2015
Change in benefit obligation:
Benefit obligation at beginning of year	$41,774	$47,027	$10,883	$12,014	$11,144	$13,292
Service cost	354	480	103	153	76	96
Interest cost	1,659	1,711	358	396	396	393
Plan participants' contributions	—	—	14	20	—	—
Actuarial loss (gain)	690	(3,352)	1,939	(718)	6	(1,618)
Foreign exchange	—	—	(1,852)	(681)	—	—
Benefits paid	(3,516)	(1,944)	(309)	(301)	(1,082)	(1,019)
Settlement	—	(2,148)	—	—	—	—
Benefit obligation at end of year	$40,961	$41,774	$11,136	$10,883	$10,540	$11,144
Change in fair value of plan assets and net accrued liabilities:
Fair value of plan assets at beginning of year	$47,201	$51,885	$10,691	$9,989	$—	$—
Actual return on plan assets	2,457	(933)	673	1,232	—	—
Employer contributions	247	341	303	333	1,082	1,019
Plan participants' contributions	—	—	14	20	—	—
Foreign exchange	—	—	(1,810)	(582)	—	—
Benefits paid	(3,516)	(1,944)	(309)	(301)	(1,082)	(1,019)
Settlement	—	(2,148)	—	—	—	—
Fair value of plan assets at end of year	46,389	47,201	9,562	10,691	—	—
Funded status at end of year	$5,428	$5,427	$(1,574)	$(192)	$(10,540)	$(11,144)
Amounts recognized in the Consolidated Balance Sheets consist of:
Noncurrent Other Assets	$7,087	$7,173	$—	$678	$—	$—
Current Liabilities	(239)	(243)	(30)	(33)	(828)	(835)
Long-Term Liabilities	(1,420)	(1,503)	(1,544)	(837)	(9,712)	(10,309)
Net accrued asset (liability)	$5,428	$5,427	$(1,574)	$(192)	$(10,540)	$(11,144)
Amounts recognized in Accumulated Other Comprehensive Loss consist of:
Prior service cost	$—	$(42)	$—	$—	$—	$—
Net actuarial loss	(5,720)	(5,127)	(1,802)	(111)	(566)	(560)
Accumulated Other Comprehensive Loss	$(5,720)	$(5,169)	$(1,802)	$(111)	$(566)	$(560)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except shares and per share data)

The components of the net periodic benefit (credit) cost for the three years ended December 31 were as follows:

	U.S. Pension Benefits			Non-U.S. Pension Benefits			Postretirement Medical Benefits
	2016	2015	2014	2016	2015	2014	2016	2015	2014
Service cost	$354	$480	$493	$103	$153	$155	$76	$96	$128
Interest cost	1,659	1,711	1,964	358	396	476	396	393	497
Expected return on plan assets	(2,400)	(2,613)	(2,683)	(452)	(433)	(539)	—	—	—
Amortization of net actuarial loss	41	835	147	27	54	9	—	—	—
Amortization of prior service cost (credit)	41	42	43	—	—	—	—	—	(6)
Foreign currency	—	—	—	97	(35)	(61)	—	—	—
Curtailment charge	—	25	—	—	—	—	—	—	—
Settlement charge	—	225	356	—	—	—	—	—	—
Net periodic benefit (credit) cost	$(305)	$705	$320	$133	$135	$40	$472	$489	$619
The changes in Accumulated Other Comprehensive Loss for the three years ended December 31 were as follows:

	U.S. Pension Benefits			Non-U.S. Pension Benefits			Postretirement Medical Benefits
	2016	2015	2014	2016	2015	2014	2016	2015	2014
Net actuarial loss (gain)	$633	$195	$4,353	$1,718	$(1,517)	$987	$6	$(1,618)	$591
Amortization of prior service (cost) credit	(41)	(67)	(43)	—	—	—	—	—	6
Amortization of net actuarial loss	(41)	(1,060)	(503)	(27)	(54)	(9)	—	—	—
Total recognized in other comprehensive loss (income)	$551	$(932)	$3,807	$1,691	$(1,571)	$978	$6	$(1,618)	$597
Total recognized in net periodic benefit cost and other comprehensive loss (income)	$246	$(227)	$4,127	$1,824	$(1,436)	$1,018	$478	$(1,129)	$1,216
The following benefit payments, which reflect expected future service, are expected to be paid for our U.S. and Non-U.S. plans:

	U.S. Pension Benefits	Non-U.S. Pension Benefits	Postretirement Medical Benefits
2017	$2,289	$215	$828
2018	2,436	221	887
2019	2,422	228	924
2020	2,499	235	979
2021	2,567	243	882
2022 to 2026	13,130	1,344	4,141
Total	$25,343	$2,486	$8,641
The following amounts are included in Accumulated Other Comprehensive Loss as of December 31, 2016 and are expected to be recognized as components of net periodic benefit cost during 2017:

	Pension Benefits	Postretirement Medical Benefits
Net actuarial loss	$111	$—
Prior service cost	—	—

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except shares and per share data)

14.	Shareholders' Equity
Authorized Shares
We are authorized to issue an aggregate of 61,000,000 shares; 60,000,000 are designated as Common Stock, having a par value of $0.375 per share, and 1,000,000 are designated as Preferred Stock, having a par value of $0.02 per share. The Board of Directors is authorized to establish one or more series of preferred stock, setting forth the designation of each such series, and fixing the relative rights and preferences of each such series.
Purchase Rights
On November 10, 2006, the Board of Directors approved a Rights Agreement and declared a dividend of one preferred share purchase right for each outstanding share of Common Stock. Each right entitles the registered holder to purchase from us one one-hundredth of a Series A Junior Participating Preferred Share of the par value of $0.02 per share at a price of $100 per one hundredth of a Preferred Share, subject to adjustment. The rights are not exercisable or transferable apart from the Common Stock until the earlier of: (i) the close of business on the fifteenth day following a public announcement that a person or group of affiliated or associated persons has become an “Acquiring Person” (i.e., has become, subject to certain exceptions, including for stock ownership by employee benefit plans, the beneficial owner of 20% or more of the outstanding Common Stock), or (ii) the close of business on the fifteenth day following the first public announcement of a tender offer or exchange offer the consummation of which would result in a person or group of affiliated or associated persons becoming, subject to certain exceptions, the beneficial owner of 20% or more of the outstanding Common Stock (or such later date as may be determined by our Board of Directors prior to a person or group of affiliated or associated persons becoming an Acquiring Person). After a person or group becomes an Acquiring Person, each holder of a Right (other than an Acquiring Person) will be able to exercise the right at the current exercise price of the Right and receive the number of shares of Common Stock having a market value of two times the exercise price of the right, or, depending upon the circumstances in which the rights became exercisable, the number of common shares of the Acquiring Person having a market value of two times the exercise price of the right. At no time do the rights have any voting power. We may redeem the rights for $0.001 per right at any time prior to a person or group acquiring 20% or more of the Common Stock. Under certain circumstances, the Board of Directors may exchange the rights for our Common Stock or reduce the 20% thresholds to not less than 10%. The rights expired on December 26, 2016.
Accumulated Other Comprehensive Loss
Components of Accumulated Other Comprehensive Loss, net of tax, within the Consolidated Balance Sheets and Statements of Shareholders' Equity as of December 31 are as follows:

	2016	2015	2014
Foreign currency translation adjustments	$(44,444)	$(44,585)	$(32,090)
Pension and retiree medical benefits	(5,391)	(3,647)	(6,503)
Cash flow hedge	(88)	103	—
Total Accumulated Other Comprehensive Loss	$(49,923)	$(48,129)	$(38,593)
The changes in components of Accumulated Other Comprehensive Loss, net of tax, are as follows:

	Foreign Currency Translation Adjustments	Pension and Postretirement Benefits	Cash Flow Hedge	Total
December 31, 2015	$(44,585)	$(3,647)	$103	$(48,129)
Other comprehensive income (loss) before reclassifications	141	(1,815)	(332)	(2,006)
Amounts reclassified from Accumulated Other Comprehensive Loss	—	71	141	212
Net current period other comprehensive income (loss)	141	(1,744)	(191)	(1,794)
December 31, 2016	$(44,444)	$(5,391)	$(88)	$(49,923)
Accumulated Other Comprehensive Loss associated with pension and postretirement benefits and cash flow hedges are included in Notes 13 and 11, respectively.

15.	Commitments and Contingencies
We lease office and warehouse facilities, vehicles and office equipment under operating lease agreements, which include both monthly and longer-term arrangements. Leases with initial terms of one year or more expire at various dates through 2025 and generally provide for extension options. Rent expense under the leasing agreements (exclusive of real estate taxes, insurance and other expenses payable under the leases) amounted to $18,640, $17,804 and $18,446 in 2016, 2015 and 2014, respectively.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except shares and per share data)

The minimum rentals for aggregate lease commitments as of December 31, 2016, were as follows:

2017	$8,866
2018	5,056
2019	3,334
2020	1,852
2021	948
Thereafter	1,202
Total	$21,258
Certain operating leases for vehicles contain residual value guarantee provisions, which would become due at the expiration of the operating lease agreement if the fair value of the leased vehicles is less than the guaranteed residual value. The aggregate residual value at lease expiration of those leases is $15,571, of which we have guaranteed $12,549. As of December 31, 2016, we have recorded a liability for the estimated end-of-term loss related to this residual value guarantee of $483 for certain vehicles within our fleet. Our fleet also contains vehicles we estimate will settle at a gain. Gains on these vehicles will be recognized at the end of the lease term.
On March 23, 2016, we entered into a four year Joint Development Agreement with a partner to develop software. As part of that agreement we have committed to spend $3,000 during the first year of the agreement and $8,000 over the life of the agreement, subject to regular time and materials billing and achievement of contract milestones.
In the ordinary course of business, we may become liable with respect to pending and threatened litigation, tax, environmental and other matters. While the ultimate results of current claims, investigations and lawsuits involving us are unknown at this time, we do not expect that these matters will have a material adverse effect on our consolidated financial position or results of operations. Legal costs associated with such matters are expensed as incurred.

16.	Income Taxes
Income from continuing operations for the three years ended December 31 was as follows:

	2016	2015	2014
U.S. operations	$54,018	$51,189	$52,315
Foreign operations	12,473	(765)	17,223
Total	$66,491	$50,424	$69,538
Income tax expense (benefit) for the three years ended December 31 was as follows:

	2016	2015	2014
Current:
Federal	$15,962	$15,117	$11,903
Foreign	3,035	3,992	3,373
State	1,859	1,685	1,543
	$20,856	$20,794	$16,819
Deferred:
Federal	$(472)	$(481)	$2,650
Foreign	(434)	(1,888)	(524)
State	(73)	(89)	(58)
	$(979)	$(2,458)	$2,068
Total:
Federal	$15,490	$14,636	$14,553
Foreign	2,601	2,104	2,849
State	1,786	1,596	1,485
Total Income Tax Expense	$19,877	$18,336	$18,887
U.S. income taxes have not been provided on approximately $14,650 of undistributed earnings of non-U.S. subsidiaries. We do not have any plans to repatriate the undistributed earnings. Any repatriation from foreign subsidiaries that would result in incremental U.S. taxation is not being considered. It is management’s belief that reinvesting these earnings outside the U.S. is the most efficient use of capital.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except shares and per share data)

We have Dutch and German tax loss carryforwards of approximately $17,276 and $10,764, respectively. If unutilized, the Dutch tax loss carryforward will expire after 9 years. The German tax loss carryforward has no expiration date. Because of the uncertainty regarding realization of the Dutch tax loss carryforward, a valuation allowance was established. This valuation allowance increased in 2016 due to the sale of our Green Machines outdoor city cleaning line.
We have Dutch foreign tax credit carryforwards of $1,228. Because of the uncertainty regarding utilization of the Dutch foreign tax credit carryforward, a valuation allowance was established.
A valuation allowance for the remaining deferred tax assets is not required since it is more likely than not that they will be realized through carryback to taxable income in prior years, future reversals of existing taxable temporary differences and future taxable income.
Our effective income tax rate varied from the U.S. federal statutory tax rate for the three years ended December 31 as follows:

	2016	2015	2014
Tax at statutory rate	35.0%	35.0%	35.0%
Increases (decreases) in the tax rate from:
State and local taxes, net of federal benefit	1.7	2.2	1.7
Effect of foreign operations	(5.5)	(5.1)	(4.6)
Impairment of Long-Lived Assets	—	7.0	—
Effect of changes in valuation allowances	1.9	1.5	(0.9)
Domestic production activities deduction	(2.2)	(2.7)	(1.6)
Other, net	(1.0)	(1.5)	(2.4)
Effective income tax rate	29.9%	36.4%	27.2%
Deferred tax assets and liabilities were comprised of the following as of December 31:

	2016	2015
Deferred Tax Assets:
Inventories, principally due to changes in inventory reserves	$332	$—
Employee wages and benefits, principally due to accruals for financial reporting purposes	14,723	16,395
Warranty reserves accrued for financial reporting purposes	3,617	3,101
Receivables, principally due to allowance for doubtful accounts and tax accounting method for equipment rentals	1,413	1,446
Tax loss carryforwards	7,821	5,834
Tax credit carryforwards	1,228	1,102
Other	2,126	603
Gross Deferred Tax Assets	$31,260	$28,481
Less: valuation allowance	(6,865)	(5,884)
Total Net Deferred Tax Assets	$24,395	$22,597
Deferred Tax Liabilities:
Inventories, principally due to changes in inventory reserves	$—	$617
Property, Plant and Equipment, principally due to differences in depreciation and related gains	6,947	6,619
Goodwill and Intangible Assets	4,180	3,315
Total Deferred Tax Liabilities	$11,127	$10,551
Net Deferred Tax Assets	$13,268	$12,046
The valuation allowance at December 31, 2016 principally applies to Dutch tax loss and tax credit carryforwards that, in the opinion of management, are more likely than not to expire unutilized. However, to the extent that tax benefits related to these carryforwards are realized in the future, the reduction in the valuation allowance will reduce income tax expense.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except shares and per share data)

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	2016	2015
Balance at January 1,	$2,326	$3,029
Increases as a result of tax positions taken during the current year	545	532
Decreases relating to settlement with tax authorities	(6)	(72)
Reductions as a result of a lapse of the applicable statute of limitations	(523)	(760)
Increases (Decreases) as a result of foreign currency fluctuations	135	(403)
Balance at December 31,	$2,477	$2,326
Included in the balance of unrecognized tax benefits at December 31, 2016 and 2015 are potential benefits of $2,114 and $1,992, respectively, that if recognized, would affect the effective tax rate from continuing operations.
We recognize potential accrued interest and penalties related to unrecognized tax benefits as a component of income tax expense. In addition to the liability of $2,477 and $2,326 for unrecognized tax benefits as of December 31, 2016 and 2015, there was approximately $490 and $504, respectively, for accrued interest and penalties. To the extent interest and penalties are not assessed with respect to uncertain tax positions, the amounts accrued will be revised and reflected as an adjustment to income tax expense.
We and our subsidiaries are subject to U.S. federal income tax as well as income tax of numerous state and foreign jurisdictions. We are generally no longer subject to U.S. federal tax examinations for taxable years before 2013 and, with limited exceptions, state and foreign income tax examinations for taxable years before 2007.
We are currently undergoing income tax examinations in various state and foreign jurisdictions covering 2007 to 2014. Although the final outcome of these examinations cannot be currently determined, we believe that we have adequate reserves with respect to these examinations.
We do not anticipate that total unrecognized tax benefits will change significantly within the next 12 months.

17.	Share-Based Compensation
We have four plans under which we have awarded share-based compensation grants: The 1999 Amended and Restated Stock Incentive Plan (“1999 Plan”), which provided for share-based compensation grants to our executives and key employees, the 1997 Non-Employee Directors Option Plan (“1997 Plan”), which provided for stock option grants to our non-employee Directors, the 2007 Stock Incentive Plan (“2007 Plan”) and the Amended and Restated 2010 Stock Incentive Plan, as Amended (“2010 Plan”), which were adopted as a continuing step toward aggregating our equity compensation programs to reduce the complexity of our equity compensation programs.
The 1997 Plan was terminated in 2006 and all remaining shares were transferred to the 1999 Plan as approved by the shareholders in 2006. Awards granted under the 1997 Plan prior to 2006 that remain outstanding continue to be governed by the respective plan under which the grant was made. Upon approval of the 1999 Plan in 2006, we ceased making grants of future awards under these plans and subsequent grants of future awards were made from the 1999 Plan and governed by its terms.
The 2007 Plan terminated our rights to grant awards under the 1999 Plan. Awards previously granted under the 1999 Plan remain outstanding and continue to be governed by the terms of that plan.
The 2010 Plan, originally approved by our shareholders on April 28, 2010 and amended and restated by our shareholders on April 25, 2012, terminated our rights to grant awards under the 2007 Plan; however, any awards granted under the 2007 or 2010 Plans that do not result in the issuance of shares of Common Stock may again be used for an award under the 2010 Plan. The 2010 Plan was amended and restated by our shareholders on April 24, 2013, increasing the number of shares available under the amended 2010 Plan from 1,500,000 shares to 2,600,000 shares.
As of December 31, 2016, there were 252,598 shares reserved for issuance under the 1997 Plan, the 1999 Plan and the 2007 Plan for outstanding compensation awards and 656,339 shares were available for issuance under the 2010 Plan for current and future equity awards. The Compensation Committee of the Board of Directors determines the number of shares awarded and the grant date, subject to the terms of our equity award policy.
We recognized total Share-Based Compensation Expense of $3,875, $8,222 and $7,314, respectively, during the years ended 2016, 2015 and 2014. The total excess tax benefit recognized for share-based compensation arrangements during the years ended 2016, 2015 and 2014 was $686, $859 and $1,793, respectively.
Stock Option Awards
We determined the fair value of our stock option awards using the Black-Scholes valuation model that uses the assumptions noted in the table below. The expected life selected for stock options granted during the year represents the period of time that the stock options are expected to be outstanding based on historical data of stock option holder exercise and termination behavior of similar grants. The risk-free interest rate for periods within the contractual life of the stock option is based on the U.S. Treasury rate over the expected life at the time of grant. Expected volatilities are based upon historical volatility of our stock over a period equal to the expected life of each stock option grant. Dividend yield is estimated over the expected life based on our dividend policy and historical dividends paid. We use historical data to estimate pre-vesting forfeiture rates and revise those estimates in subsequent periods if actual forfeitures differ from those estimates.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except shares and per share data)

The following table illustrates the valuation assumptions used for the 2016, 2015 and 2014 grants:

	2016	2015	2014
Expected volatility	29 - 32%	32 - 36%	47 - 50%
Weighted-average expected volatility	32%	36%	50%
Expected dividend yield	1.3 - 1.5%	1.1 - 1.2%	1.1 - 1.3%
Weighted-average expected dividend yield	1.3%	1.2%	1.3%
Expected term, in years	5	5	6
Risk-free interest rate	1.1 - 1.4%	1.4 - 1.6%	1.8 - 2.0%
Employee stock option awards prior to 2005 included a reload feature for options granted to key employees. This feature allowed employees to exercise options through a stock-for-stock exercise using mature shares, and employees were granted a new stock option (reload option) equal to the number of shares of Common Stock used to satisfy both the exercise price of the option and the minimum tax withholding requirements. The reload options granted had an exercise price equal to the fair market value of the Common Stock on the grant date. Stock options granted in conjunction with reloads vested immediately and had a term equal to the remaining life of the initial grant. Compensation expense was fully recognized for reload stock options as of the reload date. The final reload options outstanding were exercised in January 2014.
Beginning in 2004, new stock option awards granted vest one-third each year over a three year period and have a ten year contractual term. These grants do not contain a reload feature. Compensation expense equal to the grant date fair value is recognized for these awards over the vesting period. Stock options granted to employees are subject to accelerated expensing if the option holder meets the retirements definition set forth in the 2010 Plan.
In addition to stock options, we also occasionally grant cash-settled stock appreciation rights (“SARs”) to employees in certain foreign locations. There were no outstanding SARs as of December 31, 2016 and no SARs were granted during 2016, 2015 or 2014.
The following table summarizes the activity during the year ended December 31, 2016 for stock option awards:

	Shares	Weighted-Average Exercise Price
Outstanding at beginning of year	1,018,958	$39.69
Granted	258,895	52.80
Exercised	(135,744)	38.82
Forfeited	(23,028)	59.46
Expired	(5,699)	60.26
Outstanding at end of year	1,113,382	$42.34
Exercisable at end of year	736,650	$34.75
The weighted-average grant date fair value of stock options granted during the years ended December 31, 2016, 2015 and 2014 was $13.61, $20.08 and $26.93, respectively. The total intrinsic value of stock options exercised during the years ended December 31, 2016, 2015 and 2014 was $3,408, $1,702 and $2,972, respectively. The aggregate intrinsic value of options outstanding and exercisable at December 31, 2016 was $32,152 and $26,868, respectively. The weighted-average remaining contractual life for options outstanding and exercisable as of December 31, 2016, was 5.9 years and 4.4 years, respectively. As of December 31, 2016, there was unrecognized compensation cost for nonvested options of $2,103, which is expected to be recognized over a weighted-average period of 1.3 years.
Restricted Share Awards
Restricted share awards for employees generally have a three year vesting period from the effective date of the grant. Restricted share awards to non-employee directors vest upon a change of control or upon termination of service as a director occurring at least six months after grant date of the award so long as termination is for one of the following reasons: death; disability; retirement in accordance with Tennant policy (e.g., age, term limits, etc.); resignation at request of Board (other than for gross misconduct); resignation following at least six months’ advance notice; failure to be renominated (unless due to unwillingness to serve) or reelected by shareholders; or removal by shareholders. We use the closing share price the day before the grant date to determine the fair value of our restricted share awards. Expenses on these awards are recognized over the vesting period.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except shares and per share data)

The following table summarizes the activity during the year ended December 31, 2016 for nonvested restricted share awards:

	Shares	Weighted-Average Grant Date Fair Value
Nonvested at beginning of year	138,819	$43.83
Granted	27,921	53.02
Vested	(49,306)	39.96
Forfeited	(200)	61.26
Nonvested at end of year	117,234	$47.62
The total fair value of shares vested during the years ended December 31, 2016, 2015 and 2014 was $1,970, $1,054 and $827, respectively. As of December 31, 2016, there was $1,679 of total unrecognized compensation cost related to nonvested shares which is expected to be recognized over a weighted-average period of 1.8 years.
Performance Share Awards
We grant performance share awards to key employees as a part of our long-term management compensation program. These awards are earned based upon achievement of certain financial performance targets over a three year period. The number of shares of common stock a participant receives will be increased (up to 200 percent of target levels) or reduced (down to zero) based on the level of achievement of the financial performance targets. We use the closing share price the day before the grant date to determine the fair value of our performance share awards. Expenses on these awards are recognized over a three year performance period. Performance shares are granted in restricted stock units. They are payable in stock and vest solely upon achievement of certain financial performance targets during this three year period.
The following table summarizes the activity during the year ended December 31, 2016 for nonvested performance share awards:

	Shares	Weighted-Average Grant Date Fair Value
Nonvested at beginning of year	141,374	$56.07
Granted	58,454	52.56
Vested	(36,054)	47.25
Forfeited	(34,678)	47.30
Nonvested at end of year	129,096	$59.30
The total fair value of shares vested during the year ended December 31, 2016, 2015 and 2014 was $1,703, $1,713 and $4,346, respectively. As of December 31, 2016, achievements of performance targets on unvested performance shares were determined to be not probable and we expect to incur no further expense on these awards. If the achievement of such performance targets becomes probable, we would recognize $5,642 of total compensation costs over a weighted-average period of 1.7 years.
Restricted Stock Units
We grant restricted stock units to employees, which generally vest within three years from the date of the grant. Vested restricted stock units are paid out in stock. We use the closing share price the day before the grant date to determine the fair value our restricted stock units. Expenses on these awards are recognized over a three year period.
The following table summarizes the activity during the year ended December 31, 2016 for nonvested restricted stock units:

	Shares	Weighted-Average Grant Date Fair Value
Nonvested at beginning of year	32,646	$66.89
Granted	15,450	54.35
Vested	(13,190)	68.80
Forfeited	(3,868)	61.83
Nonvested at end of year	31,038	$60.47

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except shares and per share data)

The total fair value of shares vested during the years ended December 31, 2016 and 2015 was $907 and $10, respectively. Since 2015 was the first year we paid out on vested restricted stock units, there were no restricted stock units that vested for the year ended December 31, 2014. As of December 31, 2016, there was $723 of total unrecognized compensation cost related to nonvested shares which is expected to be recognized over a weighted-average period of 1.2 years.
Share-Based Liabilities
As of December 31, 2016 and 2015, we had $155 and $149 in total share-based liabilities recorded on our Consolidated Balance Sheets, respectively. During the years ended December 31, 2016, 2015 and 2014, we paid out $62, $53 and $275 related to 2013, 2012 and 2011 share-based liability awards, respectively.

18.	Earnings Per Share
The computations of Basic and Diluted Earnings per Share for the years ended December 31 were as follows:

	2016	2015	2014
Numerator:
Net Earnings	$46,614	$32,088	$50,651
Denominator:
Basic - Weighted Average Shares Outstanding	17,523,267	18,015,151	18,217,384
Effect of dilutive securities	452,916	478,296	523,474
Diluted - Weighted Average Shares Outstanding	17,976,183	18,493,447	18,740,858
Basic Earnings per Share	$2.66	$1.78	$2.78
Diluted Earnings per Share	$2.59	$1.74	$2.70
Options to purchase 356,598, 222,092 and 91,199 shares of Common Stock were outstanding during 2016, 2015 and 2014, respectively, but were not included in the computation of diluted earnings per share. These exclusions are made if the exercise prices of these options are greater than the average market price of our Common Stock for the period, if the number of shares we can repurchase under the treasury stock method exceeds the weighted shares outstanding in the options, or if we have a net loss, as the effects are anti-dilutive.

19.	Segment Reporting
We are organized into four operating segments: North America; Latin America; Europe, Middle East, Africa; and Asia Pacific. We combine our North America and Latin America operating segments into the "Americas" for reporting net sales by geographic area. In accordance with the objective and basic principles of the applicable accounting guidance, we aggregate our operating segments into one reportable segment that consists of the design, manufacture and sale of products used primarily in the maintenance of nonresidential surfaces.
The following table presents Net Sales by geographic area for the years ended December 31:

	2016	2015	2014
Net Sales:
Americas	$607,026	$591,405	$569,004
Europe, Middle East, Africa	129,046	139,834	165,686
Asia Pacific	72,500	80,560	87,293
Total	$808,572	$811,799	$821,983
The following table presents long-lived assets by geographic area as of December 31:

	2016	2015	2014
Long-lived assets:
Americas	$134,737	$110,842	$103,958
Europe, Middle East, Africa	19,606	11,100	24,051
Asia Pacific	4,334	4,658	3,669
Total	$158,677	$126,600	$131,678
Accounting policies of the operations in the various operating segments are the same as those described in Note 1. Net Sales are attributed to each operating segment based on the end user country and are net of intercompany sales. Information regarding sales to customers geographically located in the United States is provided in Item 1, Business - Segment and Geographic Area Financial Information. No single customer represents more than 10% of our consolidated Net Sales.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except shares and per share data)

Long-lived assets consist of Property, Plant and Equipment, Goodwill, Intangible Assets and certain other assets. Long-lived assets located in the Netherlands totaled $14,742, $9,724 and $14,066 as of the years ended December 31, 2016, 2015 and 2014, respectively. There are no other individual foreign locations which have long-lived assets which represent more than 10% of our consolidated long-lived assets.
The following table presents revenues for groups of similar products and services for the years ended December 31:

	2016	2015	2014
Net Sales:
Equipment	$491,075	$499,634	$500,141
Parts and consumables	173,632	175,697	182,845
Service and other	114,719	112,622	114,027
Specialty surface coatings	29,146	23,846	24,970
Total	$808,572	$811,799	$821,983

20.	Consolidated Quarterly Data (Unaudited)

	2016
	Q1	Q2	Q3	Q4
Net Sales	$179,864	$216,828	$200,134	$211,746
Gross Profit	77,502	95,289	85,295	93,509
Net Earnings	4,439	15,328	11,477	15,370
Basic Earnings per Share	$0.25	$0.88	$0.66	$0.88
Diluted Earnings per Share	$0.25	$0.85	$0.64	$0.85

	2015
	Q1	Q2	Q3	Q4
Net Sales	$185,740	$215,404	$204,802	$205,853
Gross Profit	78,081	95,033	88,657	87,289
Net Earnings (Loss)	5,026	14,817	(951)	13,196
Basic Earnings (Loss) per Share	$0.27	$0.81	$(0.05)	$0.74
Diluted Earnings (Loss) per Share	$0.27	$0.79	$(0.05)	$0.73
The summation of quarterly data may not equate to the calculation for the full fiscal year as quarterly calculations are performed on a discrete basis.
Regular quarterly dividends aggregated to $0.81 per share in 2016, or $0.20 per share per for the first three quarters of 2016 and $0.21 per share for the last quarter of 2016, and $0.80 per share in 2015, or $0.20 per share per quarter.

21.	Related Party Transactions
During the first quarter of 2008, we acquired Sociedade Alfa Ltda. and entered into lease agreements for certain properties owned by or partially owned by the former owners of this entity. Some of these individuals are current employees of Tennant. Lease payments made under these lease agreements are not material to our financial position or results of operations.

22.	Subsequent Events
On February 13, 2017, we announced a joint venture with i-team Global, a Future Cleaning Technologies (FCT) company headquartered in Eindhoven, The Netherlands. The joint venture will operate as the distributor of the i-mop, a heavy-duty scrubber that combines the cleaning performance of an autoscrubber with the agility of a flat mop, in North America. i-team North America will begin selling and servicing the i-mop starting April 3, 2017.
On February 15, 2017, the Board of Directors approved the termination of the U.S. Pension Plan, effective May 15, 2017.
On February 23, 2017, we announced the signing of a definitive agreement with private equity fund Ambienta to acquire the stock of IPC Group in an all-cash transaction valued at approximately $350,000, or €330,000. IPC Group, based in Italy, is a privately held designed and manufacturer of innovative professional cleaning equipment, tools and other solutions sold under the brand names IPC, IPC Forma, IPC Eagles, IPC Gansow, ICA, Vaclensa, Portotecnica, Sirio and Soteco, Readysystem, Euromop and Pulex. In 2016, IPC Group generated annual sales of about $203,000, or €192,000. The transaction is expected to close in the 2017 second quarter, subject to customary closing conditions and regulatory approvals. Tennant anticipates that the acquisition will be accretive to the 2018 full year earnings per share.
On February 23, 2017, in connection with the Company's planned acquisition of IPC Group, the Company entered into a foreign exchange call option for a notional amount of €180,000 that expires on April 3, 2017.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except shares and per share data)

On February 23, 2017, we announced a restructuring charge to reduce our global workforce by three percent, with the majority of the actions occurring in March. As a result, we anticipate recording a restructuring charge in the 2017 first quarter in the range of $7,000 to $8,000 pre-tax, or $0.27 to $0.30 per diluted share. The savings from this action are estimated to be $7,000 in 2017 and $10,000 in 2018.

23.	Separate Financial Information of Guarantor Subsidiaries
The following condensed consolidating guarantor financial information is presented to comply with the requirements of Rule 3-10 of Regulation S-X.
On April 18, 2017, we issued and sold $300,000 in aggregate principal amount of our 5.625% Senior Notes due 2025 (the “Notes”), pursuant to an Indenture, dated as of April 18, 2017, among the company, the Guarantors (as defined below), and Wells Fargo Bank, National Association, a national banking association, as trustee. The Notes are unconditionally and jointly and severally guaranteed by Tennant Coatings, Inc. and Tennant Sales and Service Company (collectively, the “Guarantors”), which are wholly owned subsidiaries of the company.
The Notes and the guarantees constitute senior unsecured obligations of the company and the Guarantors, respectively. The Notes and the guarantees, respectively, are: (a) equal in right of payment with all of the company’s and the Guarantors’ senior debt, without giving effect to collateral arrangements; (b) senior in right of payment to all of the company’s and the Guarantors’ future subordinated debt, if any; (c) effectively subordinated in right of payment to all of the company’s and the Guarantors’ debt and obligations that are secured, including borrowings under the company’s senior secured credit facilities for so long as the senior secured credit facilities are secured, to the extent of the value of the assets securing such liens; and (d) structurally subordinated in right of payment to all liabilities (including trade payables) of the company’s and the Guarantors’ subsidiaries that do not guarantee the Notes.
The following condensed consolidating financial information presents the Condensed Consolidated Statements of Earnings, Comprehensive Income and Cash Flows for each of the years in the three-year period ended December 31, 2016, and the related Condensed Consolidated Balance Sheets as of December 31, 2016 and 2015, of Tennant Company ("Parent"), the Guarantor Subsidiaries on a combined basis, the Non-Guarantor Subsidiaries on a combined basis and elimination entries necessary to consolidated the Parent with the Guarantor and Non-Guarantor Subsidiaries. The following condensed consolidated financial statements should be read in conjunction with the consolidated financial statements of the company and notes thereto of which this note is an integral part.

Condensed Consolidated Statement of Earnings
For the year ended December 31, 2016
(in thousands)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total Tennant Company
Net Sales	$455,375	$587,815	$290,349	$(524,967)	$808,572
Cost of Sales	299,459	483,075	199,336	(524,893)	456,977
Gross Profit	155,916	104,740	91,013	(74)	351,595
Operating Expense:
Research and Development Expense	32,378	429	1,931	—	34,738
Selling and Administrative Expense	95,189	74,643	78,378	—	248,210
(Gain) Loss on Sale of Business	(82)	—	231	—	149
Total Operating Expense	127,485	75,072	80,540	—	283,097
Profit from Operations	28,431	29,668	10,473	(74)	68,498
Other Income (Expense):
Equity in Earnings of Affiliates	34,068	2,192	—	(36,260)	—
Interest (Expense) Income, Net	(1,204)	—	255	—	(949)
Intercompany Interest Income (Expense)	7,157	(5,570)	(1,587)	—	—
Net Foreign Currency Transaction Gains (Losses)	648	(652)	(388)	—	(392)
Other (Expense) Income, Net	(2,609)	(573)	2,516	—	(666)
Total Other Income (Expense), Net	38,060	(4,603)	796	(36,260)	(2,007)
Profit Before Income Taxes	66,491	25,065	11,269	(36,334)	66,491
Income Tax Expense	19,877	9,443	2,427	(11,870)	19,877
Net Earnings	$46,614	$15,622	$8,842	$(24,464)	$46,614

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except shares and per share data)

Condensed Consolidated Statement of Earnings
For the year ended December 31, 2015
(in thousands)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations		Total Tennant Company
Net Sales	$480,418	$586,154	$306,506	$(561,279)		$811,799
Cost of Sales	320,620	489,203	213,085	(560,169)		462,739
Gross Profit	159,798	96,951	93,421	(1,110)		349,060
Operating Expense:
Research and Development Expense	29,888	389	2,138	—		32,415
Selling and Administrative Expense	97,301	72,954	82,015	—	—	252,270
Impairment of Long-Lived Assets	—	—	11,199	—		11,199
Total Operating Expense	127,189	73,343	95,352	—		295,884
Profit (Loss) from Operations	32,609	23,608	(1,931)	(1,110)		53,176
Other Income (Expense):
Equity in Earnings of Affiliates	14,766	2,122	—	(16,888)		—
Interest (Expense) Income, Net	(1,221)	—	80	—		(1,141)
Intercompany Interest Income (Expense)	7,368	(5,400)	(1,968)	—		—
Net Foreign Currency Transaction Gains (Losses)	535	(777)	(712)	—		(954)
Other (Expense) Income, Net	(3,633)	(422)	3,398	—		(657)
Total Other Income (Expense), Net	17,815	(4,477)	798	(16,888)		(2,752)
Profit (Loss) Before Income Taxes	50,424	19,131	(1,133)	(17,998)		50,424
Income Tax Expense	18,336	4,619	1,630	(6,249)		18,336
Net Earnings (Loss)	$32,088	$14,512	$(2,763)	$(11,749)		$32,088

Condensed Consolidated Statement of Earnings
For the year ended December 31, 2014
(in thousands)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total Tennant Company
Net Sales	$459,905	$551,185	$348,565	$(537,672)	$821,983
Cost of Sales	309,552	457,001	241,259	(538,256)	469,556
Gross Profit	150,353	94,184	107,306	584	352,427
Operating Expense:
Research and Development Expense	27,025	302	2,105	—	29,432
Selling and Administrative Expense	93,832	72,010	85,056	—	250,898
Total Operating Expense	120,857	72,312	87,161	—	280,330
Profit from Operations	29,496	21,872	20,145	584	72,097
Other Income (Expense):
Equity in Earnings of Affiliates	34,014	1,876	—	(35,890)	—
Interest (Expense) Income, Net	(1,486)	—	66	—	(1,420)
Intercompany Interest Income (Expense)	7,673	(5,400)	(2,273)	—	—
Net Foreign Currency Transaction Gains (Losses)	358	(705)	(343)	—	(690)
Other (Expense) Income, Net	(517)	463	90	(485)	(449)
Total Other Income (Expense), Net	40,042	(3,766)	(2,460)	(36,375)	(2,559)
Profit Before Income Taxes	69,538	18,106	17,685	(35,791)	69,538
Income Tax Expense	18,887	5,081	2,967	(8,048)	18,887
Net Earnings	$50,651	$13,025	$14,718	$(27,743)	$50,651

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except shares and per share data)

Condensed Consolidated Statement of Comprehensive Income
For the year ended December 31, 2016
(in thousands)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total Tennant Company
Net Earnings	$46,614	$15,622	$8,842	$(24,464)	$46,614
Other Comprehensive Income (Loss):
Foreign currency translation adjustments	109	270	3,534	(3,804)	109
Pension and retiree medical benefits	(2,248)	—	(1,691)	1,691	(2,248)
Cash flow hedge	(305)	—	—	—	(305)
Income Taxes:
Foreign currency translation adjustments	32	—	32	(32)	32
Pension and retiree medical benefits	504	—	296	(296)	504
Cash flow hedge	114	—	—	—	114
Total Other Comprehensive (Loss) Income, net of tax	(1,794)	270	2,171	(2,441)	(1,794)
Comprehensive Income	$44,820	$15,892	$11,013	$(26,905)	$44,820

Condensed Consolidated Statement of Comprehensive Income
For the year ended December 31, 2015
(in thousands)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total Tennant Company
Net Earnings	$32,088	$14,512	$(2,763)	$(11,749)	$32,088
Other Comprehensive (Loss) Income:
Foreign currency translation adjustments	(12,520)	(1,082)	(12,903)	13,985	(12,520)
Pension and retiree medical benefits	4,121	—	1,571	(1,571)	4,121
Cash flow hedge	164	—	—	—	164
Income Taxes:
Foreign currency translation adjustments	25	—	25	(25)	25
Pension and retiree medical benefits	(1,265)	—	(314)	314	(1,265)
Cash flow hedge	(61)	—	—	—	(61)
Total Other Comprehensive Loss, net of tax	(9,536)	(1,082)	(11,621)	12,703	(9,536)
Comprehensive Income (Loss)	$22,552	$13,430	$(14,384)	$954	$22,552

Condensed Consolidated Statement of Comprehensive Income
For the year ended December 31, 2014
(in thousands)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total Tennant Company
Net Earnings	$50,651	$13,025	$14,718	$(27,743)	$50,651
Other Comprehensive (Loss) Income:
Foreign currency translation adjustments	(10,112)	(326)	(9,397)	9,723	(10,112)
Pension and retiree medical benefits	(5,382)	—	(955)	955	(5,382)
Income Taxes:
Foreign currency translation adjustments	13	—	13	(13)	13
Pension and retiree medical benefits	1,859	—	229	(229)	1,859
Total Other Comprehensive Loss, net of tax	(13,622)	(326)	(10,110)	10,436	(13,622)
Comprehensive Income	$37,029	$12,699	$4,608	$(17,307)	$37,029

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except shares and per share data)

Condensed Consolidated Balance Sheet
As of December 31, 2016
(in thousands)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total Tennant Company
ASSETS
Current Assets:
Cash and Cash Equivalents	$38,484	$226	$19,323	$—	$58,033
Restricted Cash	—	—	517	—	517
Net Receivables	209	85,219	63,706	—	149,134
Intercompany Receivables	50,437	123,289	2,251	(175,977)	—
Inventories	26,422	12,821	49,829	(10,450)	78,622
Prepaid Expenses	4,120	1,151	3,933	—	9,204
Other Current Assets	2,402	—	10	—	2,412
Total Current Assets	122,074	222,706	139,569	(186,427)	297,922
Property, Plant and Equipment	225,651	12,996	59,853	—	298,500
Accumulated Depreciation	(144,281)	(6,175)	(35,947)	—	(186,403)
Property, Plant and Equipment, Net	81,370	6,821	23,906	—	112,097
Deferred Income Taxes	3,048	3,281	7,110	—	13,439
Investment in Affiliates	157,004	9,021	—	(166,025)	—
Intercompany Loans	130,000	—	—	(130,000)	—
Goodwill	12,869	1,439	6,757	—	21,065
Intangible Assets, Net	—	3,200	3,260	—	6,460
Other Assets	10,189	27	8,838	—	19,054
Total Assets	$516,554	$246,495	$189,440	$(482,452)	$470,037
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Current Portion of Long-Term Debt	$3,429	$—	$30	$—	$3,459
Accounts Payable	30,867	2,599	13,942	—	47,408
Intercompany Payables	125,540	1,249	49,188	(175,977)	—
Employee Compensation and Benefits	12,025	15,261	8,711	—	35,997
Income Taxes Payable	1,410	—	938	—	2,348
Other Current Liabilities	15,329	13,348	14,940	—	43,617
Total Current Liabilities	188,600	32,457	87,749	(175,977)	132,829
Long-Term Liabilities:
Long-Term Debt	32,714	—	21	—	32,735
Intercompany Loans	—	128,000	2,000	(130,000)	—
Employee-Related Benefits	14,291	3,704	3,139	—	21,134
Deferred Income Taxes	—	—	171	—	171
Other Liabilities	2,406	1,295	924	—	4,625
Total Long-Term Liabilities	49,411	132,999	6,255	(130,000)	58,665
Total Liabilities	238,011	165,456	94,004	(305,977)	191,494
Shareholders' Equity:
Preferred Stock	—	—	—	—	—
Common Stock	6,633	—	11,131	(11,131)	6,633
Additional Paid-In Capital	3,653	72,483	158,592	(231,075)	3,653
Retained Earnings	318,180	9,771	(32,187)	22,416	318,180
Accumulated Other Comprehensive Loss	(49,923)	(1,215)	(42,100)	43,315	(49,923)
Total Shareholders’ Equity	278,543	81,039	95,436	(176,475)	278,543
Total Liabilities and Shareholders’ Equity	$516,554	$246,495	$189,440	$(482,452)	$470,037

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except shares and per share data)

Condensed Consolidated Balance Sheet
As of December 31, 2015
(in thousands)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total Tennant Company
ASSETS
Current Assets:
Cash and Cash Equivalents	$35,834	$—	$15,466	$—	$51,300
Restricted Cash	—	—	640	—	640
Net Receivables	956	77,087	62,402	—	140,445
Intercompany Receivables	38,265	109,753	—	(148,018)	—
Inventories	29,648	10,626	47,567	(10,549)	77,292
Prepaid Expenses	8,683	1,307	4,666	—	14,656
Other Current Assets	2,439	—	46	—	2,485
Assets Held for Sale	178	—	6,648	—	6,826
Total Current Assets	116,003	198,773	137,435	(158,567)	293,644
Property, Plant and Equipment	206,667	9,405	60,739	—	276,811
Accumulated Depreciation	(134,719)	(6,153)	(40,981)	—	(181,853)
Property, Plant and Equipment, Net	71,948	3,252	19,758	—	94,958
Deferred Income Taxes	—	5,517	6,534	—	12,051
Investment in Affiliates	113,341	6,917	—	(120,258)	—
Intercompany Loans	141,403	—	—	(141,403)	—
Goodwill	12,870	—	3,933	—	16,803
Intangible Assets, Net	—	—	3,195	—	3,195
Other Assets	9,304	—	2,340	—	11,644
Total Assets	$464,869	$214,459	$173,195	$(420,228)	$432,295
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Current Portion of Long-Term Debt	$3,429	$—	$30	$—	$3,459
Accounts Payable	32,338	2,730	15,282	—	50,350
Intercompany Payables	109,753	—	38,265	(148,018)	—
Employee Compensation and Benefits	13,307	13,570	7,651	—	34,528
Income Taxes Payable	—	—	1,398	—	1,398
Other Current Liabilities	15,222	11,627	16,178	—	43,027
Liabilities Held for Sale	—	—	454	—	454
Total Current Liabilities	174,049	27,927	79,258	(148,018)	133,216
Long-Term Liabilities:
Long-Term Debt	21,143	—	51	—	21,194
Intercompany Loans	—	120,000	21,403	(141,403)	—
Employee-Related Benefits	15,255	3,782	2,471	—	21,508
Deferred Income Taxes	—	—	5	—	5
Other Liabilities	2,215	1,173	777	—	4,165
Total Long-Term Liabilities	38,613	124,955	24,707	(141,403)	46,872
Total Liabilities	212,662	152,882	103,965	(289,421)	180,088
Shareholders' Equity:
Preferred Stock	—	—	—	—	—
Common Stock	6,654	—	11,116	(11,116)	6,654
Additional Paid-In Capital	—	68,913	142,584	(211,497)	—
Retained Earnings	293,682	(5,852)	(40,431)	46,283	293,682
Accumulated Other Comprehensive Loss	(48,129)	(1,484)	(44,039)	45,523	(48,129)
Total Shareholders’ Equity	252,207	61,577	69,230	(130,807)	252,207
Total Liabilities and Shareholders’ Equity	$464,869	$214,459	$173,195	$(420,228)	$432,295

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except shares and per share data)

Condensed Consolidated Statement of Cash Flows
For the year ended December 31, 2016
(in thousands)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total Tennant Company
OPERATING ACTIVITIES
Net Cash Provided by Operating Activities	$44,147	$239	$14,090	$(598)	$57,878
INVESTING ACTIVITIES
Purchases of Property, Plant and Equipment	(21,507)	(13)	(5,006)	—	(26,526)
Proceeds from Disposals of Property, Plant and Equipment	377	—	238	—	615
Acquisition of Businesses, Net of Cash Acquired	—	(11,539)	(1,394)	—	(12,933)
Issuance of Long-Term Note Receivable	—	—	(2,000)	—	(2,000)
Proceeds from Sale of Business	—	—	285	—	285
Change in Investments in Subsidiaries	(19,594)	—	—	19,594	—
Loan Borrowings (Payments) from Subsidiaries	8,690	—	—	(8,690)	—
Decrease in Restricted Cash	—	—	116	—	116
Net Cash Used for Investing Activities	(32,034)	(11,552)	(7,761)	10,904	(40,443)
FINANCING ACTIVITIES
Loan Borrowings (Payments) from Parent	—	7,969	(16,659)	8,690	—
Change in Subsidiary Equity	—	3,570	16,024	(19,594)	—
Payments of Long-Term Debt	(3,429)	—	(31)	—	(3,460)
Proceeds from Issuance of Long-Term Debt	15,000	—	—	—	15,000
Purchases of Common Stock	(12,762)	—	—	—	(12,762)
Proceeds from Issuances of Common Stock	5,271	—	—	—	5,271
Excess Tax Benefit on Stock Plans	686	—	—	—	686
Dividends Paid	(14,293)	—	(598)	598	(14,293)
Net Cash (Used for) Provided by Financing Activities	(9,527)	11,539	(1,264)	(10,306)	(9,558)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	64	—	(1,208)	—	(1,144)
NET INCREASE IN CASH AND CASH EQUIVALENTS	2,650	226	3,857	—	6,733
Cash and Cash Equivalents at Beginning of Year	35,834	—	15,466	—	51,300
CASH AND CASH EQUIVALENTS AT END OF YEAR	$38,484	$226	$19,323	$—	$58,033

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except shares and per share data)

Condensed Consolidated Statement of Cash Flows
For the year ended December 31, 2015
(in thousands)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total Tennant Company
OPERATING ACTIVITIES
Net Cash Provided by Operating Activities	$40,764	$—	$4,928	$(460)	$45,232
INVESTING ACTIVITIES
Purchases of Property, Plant and Equipment	(19,149)	—	(5,631)	—	(24,780)
Proceeds from Disposals of Property, Plant and Equipment	32	—	304	—	336
Loan Borrowings (Payments) from Subsidiaries	268	—	—	(268)	—
Proceeds from Sale of Business	—	—	1,185	—	1,185
Increase in Restricted Cash	—	—	(322)	—	(322)
Net Cash Used for Investing Activities	(18,849)	—	(4,464)	(268)	(23,581)
FINANCING ACTIVITIES
Loan (Payments) Borrowings from Parent	—	—	(268)	268	—
Payments of Long-Term Debt	(3,435)	—	(10)	—	(3,445)
Purchases of Common Stock	(45,998)	—	—	—	(45,998)
Proceeds from Issuances of Common Stock	1,677	—	—	—	1,677
Excess Tax Benefit on Stock Plans	859	—	—	—	859
Dividends Paid	(14,498)	—	(460)	460	(14,498)
Net Cash Used for Financing Activities	(61,395)	—	(738)	728	(61,405)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	79	—	(1,987)	—	(1,908)
NET DECREASE IN CASH AND CASH EQUIVALENTS	(39,401)	—	(2,261)	—	(41,662)
Cash and Cash Equivalents at Beginning of Year	75,235	—	17,727	—	92,962
CASH AND CASH EQUIVALENTS AT END OF YEAR	$35,834	$—	$15,466	$—	$51,300

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except shares and per share data)

Condensed Consolidated Statement of Cash Flows
For the year ended December 31, 2014
(in thousands)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total Tennant Company
OPERATING ACTIVITIES
Net Cash Provided by Operating Activities	$48,487	$—	$11,590	$(715)	$59,362
INVESTING ACTIVITIES
Purchases of Property, Plant and Equipment	(15,812)	—	(3,771)	—	(19,583)
Proceeds from Disposals of Property, Plant and Equipment	45	—	246	—	291
Proceeds from Sale of Business	—	—	1,416	—	1,416
Change in Investments in Subsidiaries	(2,400)	—	—	2,400	—
Loan Borrowings (Payments) from Subsidiaries	3,123	—	—	(3,123)	—
Decrease in Restricted Cash	—	—	6	—	6
Net Cash Used for Investing Activities	(15,044)	—	(2,103)	(723)	(17,870)
FINANCING ACTIVITIES
Payments of Short-Term Debt	—	—	(1,500)	—	(1,500)
Loan (Payments) Borrowings from Parent	—	—	(3,123)	3,123	—
Change in Subsidiary Equity	—	—	2,400	(2,400)	—
Payments of Long-Term Debt	(2,000)	—	(16)	—	(2,016)
Purchases of Common Stock	(14,097)	—	—	—	(14,097)
Proceeds from Issuances of Common Stock	2,269	—	—	—	2,269
Excess Tax Benefit on Stock Plans	1,793	—	—	—	1,793
Dividends Paid	(14,487)	—	(715)	715	(14,487)
Net Cash Used for Financing Activities	(26,522)	—	(2,954)	1,438	(28,038)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	300	—	(1,776)	—	(1,476)
NET INCREASE IN CASH AND CASH EQUIVALENTS	7,221	—	4,757	—	11,978
Cash and Cash Equivalents at Beginning of Year	68,014	—	12,970	—	80,984
CASH AND CASH EQUIVALENTS AT END OF YEAR	$75,235	$—	$17,727	$—	$92,962